Exhibit 10.9

EXECUTION COPY

CREDIT AND SECURITY AGREEMENT

among

BROOKE CREDIT FUNDING, LLC,

as Borrower

BROOKE CREDIT CORPORATION,

as Seller and Subservicer

BROOKE CORPORATION,

as Master Agent Servicer and Performance Guarantor

AUTOBAHN FUNDING COMPANY LLC,

as the Lender

and

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,

as the Agent

Dated as of August 27, 2004

ARTICLE V

COVENANTS

Section 5.01.	Affirmative Covenants	44
Section 5.02.	Negative Covenants	52
Section 5.03.	Financial Covenants	55

ARTICLE VI

EVENTS OF DEFAULT; MASTER AGENT SERVICER DEFAULTS; TERMINATION EVENTS

Section 6.01.	Events of Default	56
Section 6.02.	Master Agent Servicer Default	59
Section 6.03.	Termination Events	60

ARTICLE VII

THE AGENT

Section 7.01.	Authorization and Action	61
Section 7.02.	Delegation of Duties	62
Section 7.03.	Exculpatory Provisions	62
Section 7.04.	Reliance by Agent	63
Section 7.05.	Non-Reliance on Agent and Other Secured Parties	63
Section 7.06.	Agent in Its Individual Capacity	63
Section 7.07.	Successor Agent	63

ARTICLE VIII

INDEMNIFICATION

Section 8.01.	Indemnities by the Borrower	64
Section 8.02.	Indemnities by BCC and Parent	66
Section 8.03.	Other Costs and Expenses	67

ARTICLE IX

MISCELLANEOUS

Section 9.01.	Amendments and Waivers	68
Section 9.02.	Notices, Etc.	68
Section 9.03.	No Waiver; Remedies	68
Section 9.04.	Binding Effect; Assignability	69
Section 9.05.	Term of This Agreement	69

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LIST OF SCHEDULES AND EXHIBITS

Schedules

SCHEDULE I	ELIGIBILITY CRITERIA; PERFECTION REPRESENTATIONS
SCHEDULE II	CHIEF EXECUTIVE OFFICES; FEDERAL TAX I.D. NUMBERS; LIST OF TRUST ACCOUNTS; NAMES OF BROOKE PARTIES
SCHEDULE III	CREDIT AND COLLECTION POLICY
SCHEDULE IV	CONDITION PRECEDENT DOCUMENTS FOR THE INITIAL BORROWING

Exhibits

EXHIBIT A	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B	FORM OF COLLATERAL PRESERVATION AGREEMENT
EXHIBIT C	FORM OF FRANCHISE AGREEMENT
EXHIBIT D	FORM OF LENDER PROTECTION ADDENDUM
EXHIBIT E-1	FORM OF LOAN AGREEMENT
EXHIBIT E-2	FORM OF SECURITY AGREEMENT
EXHIBIT E-3	FORM OF FINANCING STATEMENT
EXHIBIT E-4	FORM OF PROMISSORY NOTE
EXHIBIT F	FORM OF RECEIPTS TRUST AGREEMENT
EXHIBIT G	FORM OF TRUST ACCOUNT CONTROL AGREEMENT
EXHIBIT H	FORM OF NOTE
EXHIBIT I	FORM OF COMPLIANCE CERTIFICATE

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THIS CREDIT AND SECURITY AGREEMENT is made as of August 27, 2004, among BROOKE CREDIT FUNDING, LLC, a Delaware limited liability company, as Borrower, BROOKE CREDIT CORPORATION, a Kansas corporation, as Seller and Subservicer, BROOKE CORPORATION, a Kansas corporation, as Master Agent Servicer and Performance Guarantor, AUTOBAHN FUNDING COMPANY LLC, a Delaware limited liability company, as the Lender, and DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, as the Agent.

PRELIMINARY STATEMENTS

A. The Borrower may from time to time request the Lender to make Advances hereunder, the proceeds of which will be used to purchase Loans from the Seller pursuant to the Sale and Servicing Agreement. The Lender has agreed to make such Advances on the terms and conditions set forth herein in an aggregate amount not to exceed at any one time outstanding the Borrowing Limit.

B. To secure its obligations hereunder and under the other Related Documents, the Borrower has agreed to grant to the Agent, for the benefit of the Secured Parties, a security interest in the Loans and the other Collateral.

C. Textron Business Services, Inc. has been appointed to act as the Servicer of the Loans pursuant to the Sale and Servicing Agreement.

D. Brooke Credit Corporation has been appointed to act as the Subservicer of the Loans pursuant to the Subservicing Agreement.

E. The Loans are secured by, among other things, Sales Commissions remitted to Brooke Agency Services Company LLC, as Master Agent.

F. Brooke Corporation has been appointed to act as Master Agent Servicer for the Master Agent and has agreed to guaranty the obligations of Brooke Credit Corporation under the Related Documents pursuant to the Performance Guaranty on the terms set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.

As used in this Agreement and its schedules and exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Annualized Net Loss Rate” means a percentage determined as of the last day of each Monthly Period (the “Determination Date”) equal to (i) the product of (a) the aggregate Outstanding Principal Balance of all Loans that became Defaulted Loans during the third preceding Monthly Period (such Outstanding Principal Balance being determined as of the last day of such third preceding Monthly Period without giving effect to any charge-off of such Loans), less the amount of recoveries on such Defaulted Loans actually received by the Borrower from the last day of the third preceding Monthly Period through the Determination Date and (b) 12, divided by (ii) the Eligible Loan Balance as of the first day of such third preceding Monthly Period.

“Additional Loan” means any Loan originated by the Seller after August 30, 2004.

“Advance” means a loan made by the Lender to the Borrower pursuant to Article II.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Party” has the meaning specified in Section 2.10.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agency’s Assets” when used in reference to any Loan has the meaning specified in the related Collateral Preservation Agreement.

“Agency Market Value” means, at any time with respect to any Loan, the value of the Agency’s Assets securing such Loan, as most recently determined by the Seller in accordance with the Credit and Collection Policy based on the Seller’s analysis of weighted Sales Commissions and account durability; provided that if the Agent shall reasonably determine that such valuation was not made in accordance with the Credit and Collection Policy, then the Agency Market Value with respect to such Loan shall be determined by the Agent acting in its good faith discretion, which determination shall be conclusive and binding absent manifest error.

“Agent” means DZ Bank, in its capacity as agent for the Secured Parties hereunder, and any successor thereto in such capacity appointed pursuant to Section 7.07.

“Agreement” means this Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter.

“Alternative Rate” means, with respect to any Alternative Rate Interest Period, an interest rate per annum equal to LIBOR plus the Applicable Margin; provided, however, that the “Alternative Rate” for any Alternative Rate Interest Period shall be the Base Rate plus the Applicable Margin (a) if a Eurodollar Disruption Event has occurred, (b) if such Advance is less than $250,000 or (c) for the first three Business Days of such Alternative Rate Interest Period, if the Agent does not receive notice, by the third Business Day preceding the first day of such Alternative Rate Interest Period, that such Advance will not be funded through the issuance of the Lender’s commercial paper.

“Alternative Rate Interest Period” means any Interest Period (or portion thereof) during which an Advance is not funded through the issuance of the Lender’s commercial paper or during which such Advance is otherwise to accrue Interest by reference to the Alternative Rate.

“Annualized Default Rate” means a percentage determined as of the last day of each Monthly Period equal to (i) the product of (a) the aggregate Outstanding Principal Balance of all Loans that became Defaulted Loans during such Monthly Period (such Outstanding Principal Balance being determined without giving effect to any charge-off of such Loans) and (b) 12, divided by (ii) the Eligible Loan Balance as of the first day of such Monthly Period.

“Applicable Margin” means 2.75%; provided that, so long as no Event of Default has occurred and is continuing, if Interest for any Advance is determined by reference to the Alternative Rate as a result of (i) the Lender’s inability to issue commercial paper solely due to the downgrade of a Funding Source by Moody’s or Fitch or (ii) a Termination Event of the type described in Section 6.03(a), then the Applicable Margin shall be equal to 2.25%.

“Assignment” has the meaning specified in the Sale and Servicing Agreement.

“Assignment and Acceptance” means an assignment agreement entered into by the Lender and an assignee pursuant to Section 9.04 in form and substance reasonably satisfactory to the Agent.

“Available Funds” means, with respect to any Payment Date, the sum of the following:

(a) all Collections received in respect of the Loans or any Other Conveyed Property during the most recently ended Monthly Period including, without limitation, all proceeds of Loans sold or otherwise disposed of in connection with any Term Securitization or otherwise during such Monthly Period, but excluding any amounts described in clause (b) below;

(b) all amounts paid by the Seller in respect of Loans repurchased by it pursuant to the Sale and Servicing Agreement during the period from the second Determination Date immediately preceding such Payment Date to the Determination Date immediately preceding such Payment Date;

(c) all investment earnings earned on investments in the Collection Account during the most recently ended Monthly Period;

(d) all amounts received by the Borrower from each Hedge Counterparty since the immediately preceding Payment Date; and

(e) all other amounts deposited to the Collection Account during the most recently ended Monthly Period pursuant to this Agreement or any other Related Document and not enumerated above;

provided that if (i) on any Payment Date, there would not be sufficient funds, after application of Available Funds, as defined above, to pay the items specified in (i) through (ix) of Section 2.05(a), then Available Funds for that Payment Date will include, in addition to the Available Funds as defined above, amounts on deposit in the Collection Account which would have constituted Available Funds for the Payment Date immediately succeeding that Payment Date, up to the amount necessary to pay such items, and the Available Funds for the immediately succeeding Payment Date will be adjusted accordingly.

“Backup Master Agent Servicer” means TBS Insurance Agency Services, Inc., in its capacity as backup master agent servicer under the Backup Master Agent Servicing Agreement, and any successor thereto in such capacity.

“Backup Master Agent Servicing Fee” means the fees payable to the Backup Master Agent Servicer pursuant to the Backup Master Agent Servicing Agreement.

“Backup Master Agent Servicing Agreement” means that certain Backup Master Agent Servicing Agreement of even date herewith between the Backup Master Agent Servicer and the Master Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Backup Servicer” means Portfolio Financial Servicing Company, in its capacity as backup servicer under the Backup Servicing Agreement, and any successor thereto in such capacity.

“Backup Servicer Fee” means the fees payable to the Backup Servicer pursuant to the Backup Servicing Agreement.

“Backup Servicing Agreement” means that certain Backup Servicing Agreement of even date herewith among the Backup Servicer, the Servicer and the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, and any successor statute.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the rate of interest announced by JPMorgan Chase Bank (or any successor thereto) from time to time as its prime or base commercial lending (or equivalent) rate. The prime or base commercial lending (or equivalent) rate used in computing the Base Rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank (or such successor) in connection with extensions of credit to debtors. The Base Rate shall change as and when the prime or base commercial lending (or equivalent) rate of JPMorgan Chase Bank (or such successor) changes.

“BCC” means Brooke Credit Corporation, a Kansas corporation.

“Borrower” means Brooke Credit Funding, LLC, a Delaware limited liability company.

“Borrowing” means a borrowing consisting of one or more Advances made on the same date.

“Borrowing Base Certificate” means a certificate, in substantially the form of Exhibit A, executed by the Subservicer and the Borrower and delivered to the Agent pursuant to Section 3.02 on a Borrowing Date or pursuant to Section 2.05(c) on the date of any withdrawal from the Collection Account.

“Borrowing Date” means the date of any Borrowing hereunder.

“Borrowing Limit” means $50,000,000, as such amount may be adjusted from time to time pursuant to Section 2.03; provided, however, that at all times on or after the Termination Date, the “Borrowing Limit” shall equal the aggregate outstanding principal balance of the Advances at such time.

“Brooke Party” means BCC, the Parent, the Master Agent and the Borrower (in each case acting in any capacity in connection with the Related Documents).

“Business Day” means a day of the year (other than a Saturday or a Sunday) on which (a) banks are not authorized or required to close in New York City and The Depositary Trust Company of New York is open for business and (b) if the term “Business Day” is used in connection with the determination of LIBOR, dealings in dollar deposits are carried on in the London interbank market.

“Capital Limit” means, at any time, an amount equal to the sum of (a) the product of the Maximum Advance Rate and the Net Eligible Loan Balance and (b) all Collections on the Eligible Loans then on deposit in the Collection Account (net of any accrued but unpaid Interest and Facility Fees).

“Change of Control” means the occurrence of any of the following: (i) the Seller shall cease to own, free and clear of all Adverse Claims, all of the outstanding membership interests and other equity of the Borrower; or (ii) the Parent shall cease to own, free and clear of all Adverse Claims, at least a majority of all of the outstanding capital stock and other equity interests of the Seller (such that the Seller is under the “control” of the Parent as such term is defined in the definition of “Affiliate”) and all of the outstanding membership interests and other equity of the Master Agent; or (iii) Brooke Holdings Inc. shall cease to own, free and clear of all Adverse Claims, at least a majority of the outstanding capital stock and other equity interests of the Parent (such that the Parent is under the “control” of Brooke Holdings Inc. as such term is defined in the definition of “Affiliate”) or (iv) the owners of a majority of the outstanding capital stock and other equity interests of Brooke Holdings Inc. as of the date hereof (the “Current Majority Owners”) shall cease to own, free and clear of all Adverse Claims, at least a majority of the outstanding capital stock and other equity interests of Brooke Holdings Inc. (such that Brooke Holdings Inc. is under the “control” of the Current Majority Owners as such term is defined in the definition of “Affiliate”).

“Closing Date” means August 27, 2004.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute.

“Collateral” has the meaning specified in Section 2.13.

“Collateral Preservation Agreement” means a collateral preservation agreement entered into between the Master Agent and the Seller in substantially the form attached hereto as Exhibit B pursuant to which the Master Agent has agreed to preserve the collateral interest of the Seller (and its assigns) in certain assets of a Franchise Agent in the event of a Franchise Agent’s default on its obligations in respect of a Loan.

“Collection Account” has the meaning specified in the Sale and Servicing Agreement.

“Collection Account Agreement” means the Collection Account Agreement of even date herewith among the Borrower, the Servicer, the Agent and the Collection Account Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time, and any successor agreement entered into by the Borrower, the Servicer, the Agent and any successor Collection Account Bank.

“Collection Account Bank” means the bank at which the Collection Account is maintained.

“Collection Bank Fees” means the fees payable to the Collection Account Bank pursuant to the Collection Account Agreement.

“Collections” means (a) all cash collections and other cash proceeds of any Loan or any Other Conveyed Property relating to any Loan with respect thereto (other than cash collections due to and required to be paid to parties other than the Lender, the Agent, the Servicer or the Brooke Parties in accordance with the Master Agent Security Agreement), including, without limitation, all payments of principal and Finance Charges with respect to such Loan and all Sales Commissions, prepayments, recoveries, investment earnings, insurance proceeds, fees,

Liquidation Proceeds and other cash proceeds of any Other Conveyed Property with respect to such Loan available for application to amounts payable in respect of such Loan, (b) any amounts paid to or for the account of the Borrower pursuant to the terms of any Related Document and (c) all other cash collections and other cash proceeds of the Collateral.

“Consolidated Net Income” means, with reference to any period and any Person, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated Receipts Trust Account” means that certain bank account numbered 144789 maintained with First National Bank & Trust and owned by the Master Agent to which all Sales Commissions deposited to each Receipts Trust Account are deposited.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“CP Interest Period” means any Interest Period (or portion thereof) during which an Advance is funded through the issuance of the Lender’s commercial paper.

“CP Rate” means, for any CP Interest Period for any Advance, the per annum rate equivalent to the weighted average cost of or related to the issuance of commercial paper by the Lender (as determined by the Agent, and which shall include (without duplication) interest or discount on such commercial paper, the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to commercial paper maturing on dates other than those on which corresponding funds are received by the Lender and other borrowings by the Lender to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market) to the extent such commercial paper is allocated, in whole or in part, by the Lender or the Agent on its behalf to fund or maintain such Advance during such CP Interest Period; provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Rate” the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit and Collection Policy” means those credit and collection policies and practices relating to Loans described in Schedule III, as modified in compliance with this Agreement.

“Custodian” has the meaning specified in the Sale and Servicing Agreement.

“Custodian Fees” has the meaning specified in the Sale and Servicing Agreement.

“Custodian File” has the meaning specified in the Sale and Servicing Agreement.

“Custodian Receipt” means a certification in substantially the form of Exhibit D to the Sale and Servicing Agreement certifying the Custodian’s receipt of a complete Custodian File.

“Customer Files” with respect to any Loan has the meaning set forth in the related Collateral Preservation Agreement.

“Defaulted Loan” means any Loan as to which one or more of the following has occurred:

(a) the related Obligor failed to make when due the first payment due thereunder;

(b) 10% or more of the payments due thereunder remain unpaid 90 or more days past the original due date for such payment;

(c) the payment terms of such Loan have been restructured or modified in any way for credit reasons after the date on which such Loan was transferred to the Borrower (it being understood that Permitted Loan Modifications of the type described in clauses (a) through (e) of the definition thereof are not done for “credit reasons”);

(d) such Loan has become a Liquidated Loan; or

(e) such Loan has been assigned a rating of “fail” pursuant to the Credit and Collection Policy.

As used in this definition, the term “Loan” shall include any loan that has been repurchased by the Seller, or for which the Seller has made a substitution, pursuant to the Sale and Servicing Agreement if, within 60 days of such repurchase or substitution, such loan becomes a Defaulted Loan or Delinquent Loan.

“Default Funding Rate” means the Base Rate plus 2.75%.

“Delinquency Rate” means a percentage determined as of the last day of any Monthly Period, equal to (i) the aggregate Outstanding Principal Balance of all Eligible Loans that are Delinquent Loans as of such last day, divided by (ii) the aggregate Outstanding Principal Balance of all Eligible Loans as of such last day.

“Delinquent Loan” means a Loan as to which 10% or more of the payments due thereunder remain unpaid 30 or more days, but less than 90 days, past the original due date for such payment. As used in this definition, the term “Loan” shall include any loan that has been repurchased by the Seller, or for which the Seller has made a substitution, pursuant to the Sale and Servicing Agreement if, within 60 days of such repurchase or substitution, such loan becomes a Delinquent Loan.

“Determination Date” means, with respect to any Payment Date, the third Business Day immediately preceding such Payment Date.

“DZ Bank” means DZ Bank AG Deutsche Zentral-Genossenschaftbank and any successor thereto.

“Electronic Ledger” means the electronic master record of BCC and the Servicer with respect to all their loans and receivables.

“Eligible Hedge Counterparty” means a Hedge Counterparty that (i) has a long-term unsecured, non-credit enhanced debt rating of not less than “A” by Fitch and “A2” by Moody’s (or has its obligations under the relevant Hedge Agreement guaranteed by another Person that has such ratings pursuant to a guaranty in form and substance satisfactory to the Agent) and (ii) has been approved by the Agent as an Eligible Hedge Counterparty hereunder.

“Eligible Investments” means any one or more of the following types of investments, excluding any security with the “r” symbol attached to the rating from Standard & Poor’s and all mortgage-backed securities:

(a) direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company having the Required Rating (as defined below) (at the time of such investment or contractual commitment providing for such investment) organized under the laws of the United States or any state and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Agent, or any agent of the Agent acting in its commercial capacity);

(c) short-term repurchase obligations pursuant to a written agreement (i) with respect to any obligation described in clause (a) above, where the Agent has taken actual or constructive delivery of such obligation in accordance with Section 4.1 of the Servicing Agreement, and (ii) entered into with the corporate trust department of a depository institution or trust company having the Required Rating (at the time of such investment or contractual commitment providing for such investment) organized under the laws of the United States or any state thereof, the deposits of which are insured by the Federal Deposit Insurance Corporation (including, if applicable, the Agent, or any agent of the Agent acting in its commercial capacity);

(d) short-term securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state having the Required Rating (at the time of such investment or contractual commitment providing for such investment);

(e) commercial paper that (i) is payable in United States dollars and (ii) has the Required Rating;

(f) freely redeemable shares in money market funds rated in the highest applicable rating category by Moody’s, Standard & Poor’s and (if rated by Fitch) by Fitch; or

(g) debt obligations of any corporation maturing or putable at par or better not more than one week from the date of acquisition and backed by a letter of credit as to principal and interest issued by a banking institution having the Required Rating (at the time of such investment or contractual commitment providing for such investment).

Eligible Investments may be purchased by or through the Agent or any of its Affiliates. For purposes of this definition “Required Rating” shall mean a short-term unsecured debt rating of at least “A-1” by Standard & Poor’s, “P-1” by Moody’s and, if rated by Fitch, “F1” by Fitch.

“Eligible Loan” has the meaning specified on Schedule I; provided that, from and after February 28, 2005, the term Eligible Loan shall exclude all Existing Loans. After the Closing Date, the Borrower may request the ability to finance assets other than Loans to Franchise Agents, including other insurance related receivables and funeral home loans, and the Lender and the Agent may, in their sole and absolute discretion, approve such request. In the event any such request is so approved, the Related Documents shall be amended in a manner mutually satisfactory to the parties as appropriate to effectuate such request.

“Eligible Loan Balance” means, at any time, the aggregate Outstanding Principal Balance of the Eligible Loans at such time.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Brooke Party; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with any Brooke Party or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as any Brooke Party, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Estimated Annualized Net Loss Rate” means a percentage determined as of the last day of each Monthly Period equal to (i) the product of (a) the aggregate Outstanding Principal Balance of all Loans that became Defaulted Loans during such Monthly Period (such Outstanding Principal Balance being determined without giving effect to any charge-off of such Loans), less the amount of recoveries on such Defaulted Loans reasonably expected to be received by the Borrower from the sale of the related Agency’s assets as determined by the Subservicer in good faith in accordance with its customary practices and (b) 12, divided by (ii) the Eligible Loan Balance as of the first day of such Monthly Period.

“Eurodollar Disruption Event” means, with respect to any Interest Period, any of the following: (a) a determination by the Lender or any Funding Source that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Advance for such Interest Period, (b) a determination by the Agent that the rate at which deposits of United States dollars are being offered to the Lender or any Funding Source in the London interbank market does not accurately reflect the cost to the Lender or such Funding Source of making, funding or maintaining any Advance for such Interest Period, (c) the inability of the Lender or any Funding Source to obtain United States dollars in the London interbank market to make, fund or maintain any Advance for such Interest Period or (d) a determination by the Agent that adequate and reasonable means do not exist for ascertaining a rate for LIBOR as provided in the definition thereof for such Interest Period.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Exception Period” means (a) the period from and including the Closing Date to but excluding the earlier of (i) the date occurring three months after the Closing Date and (ii) the date on which Advances in a cumulative amount of $25,000,000 or more have been made hereunder and (b) if any Term Securitization closes that results in a reduction of at least 75% of the aggregate outstanding principal balance of the Advances hereunder that were outstanding immediately prior to such closing, the period from and including the date of such closing to but excluding the earlier of (i) the date falling three months after the date of such closing and (ii) the first date after such closing on which the aggregate outstanding principal balance of the Advances hereunder equals or exceeds $25,000,000.

“Excess Concentration Amount” means:

(a) at any time (other than an Exception Period), the sum (without duplication) of:

(i) the aggregate, for all Obligors, of the amount (if any) by which (x) the aggregate Outstanding Principal Balance of the Eligible Loans owing by such Obligor (treating each Obligor and its Affiliates as a single Obligor) exceeds (y) the lesser of (x) 5% of the Eligible Loan Balance and (y) $1,500,000;

(ii) the amount (if any) by which (x) the five largest Obligor Concentrations exceeds (y) 15% of the Eligible Loan Balance;

(iii) the sum of (x) the amount, if any, by which the largest Individual State Concentration exceeds 25% of the Eligible Loan Balance, (y) the amount, if any, by which the second largest Individual State Concentration exceeds 20% of the Eligible Loan Balance and (z) the aggregate, for all other Individual State Concentrations, of the amount, if any, by which such Individual State Concentration exceeds 15% of the Eligible Loan Balance;

(iv) the amount (if any) by which (x) the aggregate Outstanding Principal Balance of the Eligible Loans that have been placed on “watch” pursuant to the Credit and Collection Policy, exceeds (y) 6% of the Eligible Loan Balance; and

(b) during any Exception Period, the aggregate, for all Obligors, of the amount (if any) by which (x) the aggregate Outstanding Principal Balance of the Eligible Loans owing by such Obligor (treating each Obligor and its Affiliates as a single Obligor) exceeds (y) $1,500,000.

“Existing Loan” means any Loan originated by the Seller on or before August 30, 2004.

“Exit Fee” has the meaning specified in the Fee Letter.

“Facility Amount” means, at any time, the sum of (i) the aggregate face amount of all commercial paper notes issued by the Lender to fund or maintain Advances hereunder (net of all unearned discount with respect to any such notes issued on a discount basis), plus (ii) the aggregate outstanding principal amount of Advances hereunder that were not funded through the issuance of the Lender’s commercial paper notes, plus (iii) the aggregate accrued and unpaid Interest and Facility Fees hereunder (without duplication of amounts described in clause (i)).

“Facility Fees” means, collectively, the Program Fees and the Non-Use Fees.

“Fee Letter” means that certain letter agreement dated as of the date hereof among the Seller, the Parent, the Borrower and the Agent, as it may be amended or modified and in effect from time to time.

“Final Payout Date” means the date following the Termination Date on which all Advances, all Interest thereon and all other Obligations have been paid in full in cash.

“Finance Charges” means, with respect to any Loan, any interest, late charges, fees and other amounts owing by an Obligor pursuant to the related Loan Documents (excluding the Outstanding Principal Balance of such Loan).

“Fitch” means Fitch Ratings or its successor.

“Franchise Agent” means any duly licensed insurance agent or insurance agency party to a Franchise Agreement.

“Franchise Agreement” means a franchise agreement between the Master Agent (as assignee of Brooke Franchise Corporation) and a Franchise Agent in substantially the form attached hereto as Exhibit C (with appropriate state law modifications) or such other form as the Agent may approve in writing (such approval not to be unreasonably withheld), pursuant to which the Master Agent is obligated to perform various services and the Franchise Agent is obligated, among other things, to provide competent and qualified personnel for the sale, renewal, service and delivery of insurance policies.

“Funding Agreement” means this Agreement and any liquidity agreement, credit support agreement, purchase agreement or other agreement or instrument executed by any Funding Source with or for the benefit of the Lender.

“Funding Source” means (i) DZ Bank and (ii) any other insurance company, bank or other financial institution providing liquidity, credit enhancement or back-up purchase support or facilities to the Lender.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements of the Parent referred to in Section 4.01(z).

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hedge Agreement” means an agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 2.06, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and one or more “Confirmations” thereunder confirming the specific terms of each such Hedge Transaction. Each Hedge Agreement shall be consistent with customary rating agency criteria for “swap-dependent” transactions and shall otherwise be in form and substance satisfactory to the Agent.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower upon the early termination (in whole or in part) of that Hedge Transaction.

“Hedge Counterparty” means a counterparty that enters into a Hedge Transaction with the Borrower. Each Hedge Counterparty must be an Eligible Hedge Counterparty at the time the relevant Hedge Transaction is entered into.

“Hedge Notional Amount Requirement” means (i) with respect to the Existing Loans, for any date following the occurrence of a Hedge Trigger Event relating to the Existing Loans, a scheduled amortizing notional amount for such date and each Payment Date thereafter specified by the Agent in consultation with the Subservicer and (ii) with respect to the Additional Loans, for any date following the occurrence of a Hedge Trigger Event relating to the Additional Loans, a scheduled amortizing notional amount for such date and each Payment Date thereafter, such schedule to match the estimated aggregate outstanding principal balance of the Advances as of such date and each such subsequent Payment Date (based on the scheduled amortization of the Additional Loans and assuming no further Advances are made hereunder after such date), as determined by the Agent in consultation with the Subservicer; provided that so long as any Existing Loans are included in the Collateral, the Hedge Notional Amount Requirement for the Additional Loans shall be reduced as appropriate (in the sole judgment of the Agent) to take into account the hedging requirements for the Existing Loans hereunder.

“Hedge Transaction” means each interest rate hedge transaction (including, without limitation, any interest rate swap, interest rate cap or other hedge transaction acceptable to the Agent) between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 2.06 and is governed by a Hedge Agreement.

“Hedge Trigger Event” means (i) with respect to the Existing Loans, that the Net Existing WAC, is less than either one-month LIBOR or the Swap Rate as of any Borrowing Date or Payment Date, as determined by the Agent and (ii) with respect to the Additional Loans, that the Base Rate does not exceed one-month LIBOR by more than 1.00% as of any Borrowing Date or Payment Date, as determined by the Agent. Any such Hedge Trigger Event shall be deemed to be continuing unless and until the circumstance described in clause (i) or (ii), as applicable, ceases to exist as of any subsequent Borrowing Date or Payment Date, as determined by the Agent.

“Increase Fee” has the meaning specified in the Fee Letter.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) capitalized lease obligations, (vii) net liabilities under interest rate swap, exchange or cap agreements, (viii) Contingent Obligations, (ix) Off Balance Sheet Liabilities, (x) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Party” has the meaning assigned to that term in Section 8.01.

“Independent Director” means an individual who (a) qualifies as an “Independent Director” (as defined in the limited liability company agreement of the Borrower as in effect on the date of this Agreement), (b) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (c) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Individual State Concentration” means, with respect to any State, the aggregate Outstanding Principal Balance of the Eligible Loans owing by Obligors located in such State (determined by reference to the location of the chief executive office of such Obligor).

“Insolvency Event” means, with respect to a specified Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed or stayed within 60 days; or (b) the commencement by such Person of a voluntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insurance Company Concentration” means, at any time with respect to any insurance company, the percentage of the total monthly commissions paid to the Master Agent in respect of the Loans during the preceding six calendar month period (or in, the case of the first six months following the Closing Date, since the Closing Date) represented by commissions payable in respect of policies issued by such insurance company. For purposes of the foregoing, each insurance company and its Affiliates shall be treated as a single insurance company.

“Insurance Company Concentration Limit” means (i) with respect to any insurance company that has a long-term senior unsecured debt rating of at least “A2” from Moody’s and “A” from Fitch, 30% and (ii) with respect to any other insurance company, 5%; provided that in the case of Bristol West Casualty Insurance Company, the Insurance Company Concentration Limit specified in clause (ii) shall be 7% rather than 5% for so long as Bristol West Casualty Insurance Company maintains a long-term senior unsecured debt rating of not less than “Baa1” from Moody’s.

“Insurance Company Trigger” means, with respect to any insurance company, that the Insurance Company Concentration for such insurance company exceeds the applicable Insurance Company Concentration Limit and such circumstance shall have remained unremedied for more than eighth months.

“Intercreditor Agreement” means the Intercreditor Agreement of even date herewith among the Seller, the Master Agent, the Borrower, the Master Agent Servicer and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Interest” means, for any Advance and any Interest Period, the sum for each day during such Interest Period of the following:

IR x PB

360

where:

IR	=	the Interest Rate for such Advance for such day

PB	=	the outstanding principal balance of such Advance on such day provided that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law; and provided further that Interest for any Advance shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interest Payment Date” means (i) for any Advance allocated to an Alternative Rate Interest Period, the next succeeding Payment Date following the first day of such Alternative Rate Interest Period and (ii) for any Advance allocated to a CP Interest Period, the Payment Date requested by the Borrower and approved by the Agent not later than 11:00 a.m. (New York time) on the Business Day immediately preceding the first day of such CP Interest Period; provided that (i) no CP Interest Period may be more than 90 days and (ii) if the Agent and the Borrower have not mutually agreed on the Interest Payment Date with respect to any Advance by 11:00 a.m. (New York time) on the Business Day immediately preceding the first day of such CP Interest Period, then the Interest Payment Date for such CP Interest Period will be the next succeeding Payment Date.

“Interest Period” means, with respect to any Advance, (i) initially, the period from and including the applicable Borrowing Date to but excluding the next succeeding Interest Payment Date for such Advance, and (ii) thereafter, each successive period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date for such Advance.

“Interest Rate” means, for each day during any Interest Period and any Advance, a per annum rate equal to (a) to the extent the Lender funds such Advance on such day through the issuance of its commercial paper, the CP Rate and (b) to the extent the Lender does not fund such Advance on such day through the issuance of its commercial paper, the Alternative Rate; provided that from and after the occurrence of a Termination Event (other than an Event of Default or a Termination Event described in Section 6.03(a)), the Interest Rate for all Advances and all Interest Periods shall be equal to the Alternative Rate unless otherwise directed by the Agent in its sole discretion; and provided further that from and after the occurrence of an Event of Default, the Interest Rate for all Advances and all Interest Periods shall be equal to Default Funding Rate.

“Key Employees” means Mick Lowry, Anita Larson and Shawn Lowry; provided that if any such Person is replaced by a successor that has been approved in writing by the Agent, then such successor shall be deemed to be a Key Employee and the replaced Person shall cease to be a Key Employee.

“Lender” means Autobahn Funding Company LLC and its successors and assigns.

“Lender Protection Addendum” means an “Agent Agreement Addendum Regarding Lender Protection” entered into by the Master Agent (or Brooke Franchise Corporation as its predecessor) and a Franchise Agent in connection with a Franchise Agreement in substantially the form attached hereto as Exhibit D or such other form as the Agent may approve in writing (such approval not to be unreasonably withheld).

“LIBOR” means, with respect to any Alternative Rate Interest Period, the interest rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) reported at or about 11:00 a.m., on the date two Business Days prior to the first day of such Alternative Rate Interest Period, on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time, for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London Interbank Offered Rate for United States dollar deposits having a term equal to such Alternative Rate Interest Period and in a principal amount of $1,000,000 or more (or, if such Page shall cease to be publicly available or, if the information contained on such Page, in the Agent’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by the Agent that, in the Agent’s sole judgment, accurately reflects such London Interbank Offered Rate); provided further that if no such rate is available for such Alternative Rate Interest Period, “LIBOR” shall be a rate per annum at which deposits in United States dollars are offered by the Agent to prime banks in the London interbank market at or about 11:00 A.M. (London time) two Business Days before the first day of such Alternative Rate Interest Period for delivery on such first day and for a period equal to such Alternative Rate Interest Period. If no such rate can be determined as set forth above for a period equal to such Alternative Rate Interest Period, LIBOR for such Alternative Rate Interest Period shall be determined through the use of straight-line interpolation by reference to two rates determined as set forth above, one of which shall be determined as if the Alternative Rate Interest Period were the period of time for which rates are available next shorter than the length of such Alternative Rate Interest Period and the other of which shall be determined as if the Alternative Rate Interest Period were the period of time for which rates are available next longer than the length of such Alternative Rate Interest Period.

“Liquidated Loan” means any Loan (i) that is owed by an Obligor which has suffered an Insolvency Event (after origination of such Loan), (ii) that the Servicer has determined in good faith should be charged-off in accordance with its Servicing Policy and Procedures or (iii) that has been liquidated through the sale of the related collateral (such Loan shall become a Liquidated Loan as of the earliest date on which any of the foregoing has occurred).

“Liquidation Proceeds” means, with respect to a Liquidated Loan, all amounts realized with respect to such Liquidated Loan after it became a Liquidated Loan net of (i) reasonable out-of-pocket expenses incurred by the Servicer in connection with the collection thereof and the repossession and disposition of the related collateral, and (ii) amounts that are required to be refunded to the Obligor on such Liquidated Loan; provided, however, that the Liquidation Proceeds with respect to any Liquidated Loan shall in no event be less than zero.

“Liquidation Fee” means for (i) any Advance for which Interest is computed by reference to the CP Rate and a reduction of the outstanding principal balance thereof is made for any reason or (ii) any Advance for which Interest is computed by reference to LIBOR and a reduction of the outstanding principal balance of such Advance is made for any reason on any day other than a Payment Date, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Liquidation Fee) which would have accrued during the Interest Period in which such reduction occurs (or, in the case of clause (i) above, during the period until the maturity of the underlying commercial paper tranches) on such Advance had such reduction not occurred, exceeds (B) the income, if any, received by the Lender from the investment of the proceeds of such reduction of principal. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the Lender (or the Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Loan” means a loan that is included in the Schedule of Loans, and all rights and obligations under such loan, whether constituting an account, chattel paper, instrument, investment property or general intangible, and including, without limitation, the obligation of any related Obligor to pay any Finance Charges with respect thereto; provided that, except as otherwise expressly provided herein, the term “Loan” shall exclude any loan that has been released from the Collateral pursuant to Section 2.14 hereof.

“Loan Agreement” means a loan agreement entered into by and between the Seller and a Franchise Agent in substantially the form attached hereto as Exhibit E-1 or such other form as the Agent may approve in writing (such approval not to be unreasonably withheld).

“Loan Documents” means, with respect to any Loan, collectively, (i) the executed original counterpart of the Loan that constitutes “tangible chattel paper” or an “instrument” for purposes of Article 9 of the UCC and, with respect to each instrument, an allonge duly endorsing such instrument in blank or to the Agent, (ii) the related Loan Agreement, (iii) the related Franchise Agreement, (iv) the related Lender Protection Addendum, (v) the related Customer Files, (vi) the related Receipts Trust Agreement, (vii) the related Collateral Preservation Agreement, (viii) the related Security Agreement and the related financing statement in substantially the form attached as Exhibit E-3, (ix) any related Insurance Agreements (to the extent that such Insurance Agreements apply to such Loan) and all other insurance policies maintained by the Master Agent or any Affiliate thereof or any Franchise Agent, including without limitation all professional errors and omissions policies, (x) all guarantees relating to such Loan and (xi) all other instruments, documents and agreements executed and/or delivered under or in connection with any of the foregoing, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Make-Whole Fee” has the meaning specified in the Fee Letter.

“Master Agent” means Brooke Agency Services Company LLC, a Delaware limited liability company.

“Master Agent Event of Default” has the meaning specified in the Master Agent Security Agreement.

“Master Agent Security Agreement” means the Master Agent Security Agreement of even date herewith between the Master Agent and the Master Agent Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Master Agent Servicer” means the Parent, in its capacity as master agent servicer under the Master Agent Servicing Agreement, and any successor thereto in such capacity.

“Master Agent Servicer Default” has the meaning specified in Section 6.02.

“Master Agent Servicing Agreement” means the Master Agent Servicing Agreement of even date herewith, by and between the Master Agent and Master Agent Servicer, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Master Agent Trustee” means The Bank of New York, in its capacity as master agent trustee under the Master Agent Security Agreement, and any successor thereto in such capacity.

“Master Receipts Trust Account” means that certain segregated non-interest bearing trust account numbered 718354 maintained with The Bank of New York and owned by the Master Agent to which all Sales Commissions deposited to the Receipts Trust Accounts and the Consolidated Receipts Trust Account are deposited.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, business or operations of any Brooke Party, (ii) the ability of any Brooke Party to perform its obligations under any Related Document, (iii) the legality, validity or enforceability of this Agreement or any other Related Document, (iv) the Borrower’s or the Agent’s interest in the Collateral or in any significant portion of the Loans, the Other Conveyed Property or the Collections with respect thereto or the perfection of any such interest or (v) the collectibility of the Loans generally or of any material portion of the Loans.

“Maximum Advance Rate” means the lesser of (i) 83% and (ii) such lower percentage as is necessary in order to obtain the Minimum Shadow Rating pursuant to Section 5.01(o), as determined by the Agent and notified to the Borrower; provided that in no event shall the Maximum Advance Rate be less than 75%.

“Minimum Shadow Rating” means “A2” by Moody’s or “A” by Fitch (or the equivalent from any alternative rating agency approved by the Agent pursuant to Section 5.01(o)).

“Minimum Utilization Requirement” has the meaning specified in Section 2.16.

“Monthly Period” has the meaning specified in the Sale and Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Net Eligible Loan Balance” means, at any time, (i) the Eligible Loan Balance at such time, minus (ii) the Excess Concentration Amount at such time.

“Net Existing WAC” means, as of any date, a rate per annum equal to (i) the weighted average interest rate on the Existing Loans minus (ii) 4.21%.

“Non-Use Fee” has the meaning specified in the Fee Letter.

“Note” has the meaning specified in Section 2.15.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lender, the Agent, the Servicer, the Backup Servicer, any Hedge Counterparty, any Affected Party and/or any other Secured Party, arising under or in connection with this Agreement or any other Related Document or the transactions contemplated hereby or thereby and shall include, without limitation, all liability for principal of and interest on the Advances, Program Fees, Non-Use Fees, Exit Fees, Increase Fees, Prepayment Fees, Make-Whole Fees, audit fees, expense reimbursements, indemnifications, and other amounts due or to become due under the Related Documents, including, without limitation, interest, fees and other obligations that accrue after the commencement of a bankruptcy, insolvency or similar proceeding (in each case whether or not allowed as a claim in such proceeding).

“Obligor” means the Person or Persons who are primarily or secondarily obligated to make payments under a Loan.

“Obligor Concentration” means, at any time with respect to any Obligor, the aggregate Outstanding Principal Balance of the Eligible Loans owing by such Obligor or any Affiliate of such Obligor.

“Off Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person prepared in accordance with GAAP, (c) any liability under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries, prepared in accordance with GAAP.

“Other Conveyed Property” has the meaning specified in the Sale and Servicing Agreement.

“Other Taxes” has the meaning specified in Section 2.11(b).

“Outstanding Principal Balance” means, with respect to any Loan, as of any date of determination, the original principal balance of such Loan minus the portion of all amounts received on or prior to such date and allocable to principal in accordance with the term of such Loan.

“Parent” means Brooke Corporation, a Kansas corporation.

“Parent Group Member” means, collectively, Parent, BCC, the Master Agent and their respective Affiliates (other than the Borrower).

“Payment Date” means the 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Performance Guaranty” means the performance guaranty of even date herewith executed by the Parent in favor of the Borrower and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Lien” means (a) any Adverse Claim created in favor of the Agent pursuant to this Agreement, (b) any Adverse Claim which is subordinated to the respective interests of the Borrower and the Agent, for the benefit of the Secured Parties, pursuant to the Subordination Agreement or (c) Adverse Claims for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established but only so long as foreclosure with respect to such Adverse Claim (in either clause (b) or (c) above) is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding.

“Permitted Loan Modification” has the meaning specified in Sale and Servicing Agreement.

“Permitted Sale Transaction” has the meaning specified in Section 2.14.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust (including a business or statutory trust), unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Potential Event of Default” means an event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

“Prepayment Fee” has the meaning specified in the Fee Letter.

“Program Deficiency” means, at any time the amount, if any, by which (a) the Facility Amount exceeds (b) the Capital Limit.

“Program Fee” has the meaning specified in the Fee Letter.

“Program Maturity Date” means the earlier of (i) the Scheduled Program Maturity Date and (ii) the Termination Date.

“Receipts Trust Account” has the meaning specified in the Master Agent Security Agreement.

“Receipts Trust Agreement” means a receipts trust agreement between the Master Agent (as assignee of Brooke Franchise Corporation) and First National Bank and Trust, as trustee, in substantially the form attached hereto as Exhibit F (or such other form as the Agent may approve in writing (such approval not to be unreasonably withheld)).

“Records” means, with respect to any Loan, all Loan Documents and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Loan, any Other Conveyed Property therefor and the related Obligor.

“Related Documents” means, collectively, this Agreement, the Note, the Fee Letter, the Sale and Servicing Agreement, the Master Agent Servicing Agreement, the Master Agent Security Agreement, the Subordination Agreement, the Intercreditor Agreement, the Performance Guaranty, the Backup Servicing Agreement, the Backup Master Agent Servicing Agreement, each Trust Account Control Agreement, each Assignment, the Collection Account Agreement, the Trust Account Intercreditor Agreement, each Hedge Agreement and all other instruments, documents and agreements executed in connection with any of the foregoing. The Related Documents executed by any party are referred to herein as “such party’s Related Documents,” “its Related Documents” or by a similar expression.

“Sale and Servicing Agreement” means that certain Sale and Servicing Agreement of even date herewith among the Seller, the Servicer and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Sales Commissions” means, with respect to a Loan, all of the related Franchise Agent’s right, title and interest in the “Sales Commissions” as such term is defined in the related Franchise Agreement.

“Schedule of Loans” has the meaning specified in the Sale and Servicing Agreement.

“Scheduled Program Maturity Date” means August 27, 2009.

“Secured Parties” means, collectively, the Lender, the Agent, the Servicer, the Backup Servicer, the Affected Parties, the Hedge Counterparties, the Indemnified Parties and their respective successors and assigns.

“Security Agreement” means a security agreement entered into by and between the Seller and a Franchise Agent in substantially the form attached hereto as Exhibit E-2 or such other form as the Agent may approve in writing (such approval not to be unreasonably withheld).

“Seller” means BCC.

“Servicer” means Textron Business Services, Inc., in its capacity as servicer pursuant to the Sale and Servicing Agreement, and any successor thereto in such capacity.

“Servicer Default” has the meaning specified in the Sale and Servicing Agreement.

“Servicer’s Certificate” has the meaning specified in the Sale and Servicing Agreement.

“Servicing Fee” has the meaning specified in the Sale and Servicing Agreement.

“Servicing Policy and Procedures” has the meaning specified in the Sale and Servicing Agreement.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Subordination Agreement” means the Subordination Agreement of even date herewith executed by the Seller in favor of the Borrower and the Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Subservicer” means BCC, in its capacity as subservicer under the Subservicing Agreement, and any successor thereto in such capacity.

“Subservicing Agreement” means the Subservicing Agreement of even date herewith between BCC and the Servicer, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Swap Rate” means, on any date, the fixed rate that would be payable under an interest rate swap transaction in exchange for a floating one-month LIBOR payment from the counterparty thereunder through the end of the current calendar year, as determined by the Agent.

“Taxes” has the meaning specified in Section 2.11(a).

“Termination Date” means the earliest of (a) the Program Maturity Date, (b) the date of the declaration or automatic occurrence of the Termination Date pursuant to Article VI and (c) the date any prepayment of all Advances is made in accordance with Section 2.09(c) hereof.

“Termination Event” has the meaning specified in Section 6.03.

“Term Securitization” means a transaction undertaken by the Seller or any of its Affiliates involving the direct or indirect sale or other conveyance of loans originated by the Seller to a Person that shall privately or publicly sell term securities (including, without limitation, notes and pass-through certificates) backed by such loans to third party investors.

“Treasury Regulations” means any regulations promulgated by the Internal Revenue Service interpreting the provisions of the Code.

“Trust Accounts” means, collectively, each Receipts Trust Account, the Consolidated Receipts Trust Account and the Master Receipts Trust Account.

“Trust Account Control Agreement” means, with respect to any Trust Account, an agreement in substantially the form attached hereto as Exhibit G covering such Trust Account duly executed by the Master Agent, the Master Agent Trustee and the bank at which such account is maintained.

“Trust Account Intercreditor Agreement” means the Trust Account Intercreditor Agreement of even date herewith among the Master Agent, the Bank of New York and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“United States” means the United States of America.

“Utilization Period” means (i) initially, the period from and including the Closing Date to but excluding the first anniversary of the Closing Date and (ii) thereafter, each successive period from and including the first day following the immediately preceding Utilization Period to but excluding the next succeeding anniversary of the Closing Date; provided that for purposes of determining whether the Minimum Utilization Requirement has been satisfied, each Utilization Period shall exclude any Exception Period.

“Weighted Average Life” means, with respect to all Eligible Loans, the weighted average maturity of the Eligible Loans determined pursuant to a methodology agreed to by the Seller and the Agent prior to the Closing Date.

Section 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, as in effect on the date hereof and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” means articles and sections of, and schedules and exhibits to, this Agreement. Headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. Any reference to any law, rule or regulation shall be deemed to be a reference to such law, rule or regulation as the same may be amended or re-enacted from time to time. Any reference to any Person shall include its successors and permitted assigns.

Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II

THE FACILITY

Section 2.01. Borrowings. On the terms and conditions hereinafter set forth, the Lender shall make loans (each such loan, an “Advance”) to the Borrower from time to time during the period from the date hereof until the Termination Date in an aggregate amount not to exceed, at any one time outstanding, the Borrowing Limit. Under no circumstances shall the Lender be required to make an Advance if, after giving effect to such Advance, a Program Deficiency would exist.

Section 2.02. Procedures for Borrowings.

(a) Until the occurrence of the Termination Date, the Lender will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of this Article II and Article III.

(b) The initial Borrowing and each subsequent Borrowing shall be made on not less than two Business Days’ notice from the Borrower to the Agent. Each such notice shall specify (A) the aggregate amount of such Borrowing, which shall be in an amount equal to or greater than $250,000 and (B) the date of such Borrowing. Any such notice received by the Agent after 11:00 am New York time will be deemed to have been delivered on the following Business Day. On the date of such Borrowing, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower in same day funds, the amount of such Borrowing by payment to the account which the Borrower has designated in writing.

Section 2.03. Termination, Reduction or Increase of the Borrowing Limit.

(a) Subject to the terms of the Fee Letter and the payment of any Prepayment Fee required in connection therewith, the Borrower may, upon at least 30 Business Days’ written notice to the Agent, terminate in whole or reduce in part the portion of the Borrowing Limit that exceeds the outstanding Advances; provided, however, that each partial reduction of the Borrowing Limit shall be in an aggregate amount equal to $5,000,000 or an integral multiple thereof.

(b) Subject to the terms and conditions of the Fee Letter, the Borrower may from time to time, in its discretion, request an increase in the Borrowing Limit and the Agent and the Lender may, in the sole and absolute discretion of each, agree to any such increase. No such increase shall become effective unless and until the Borrower pays to the Agent the Increase Fee with respect to such increase in accordance with the Fee Letter.

Section 2.04. Use of Proceeds. The Borrower will use the proceeds of Advances hereunder solely to purchase Eligible Loans from the Seller in accordance with the terms of the Sale and Servicing Agreement.

Section 2.05. Settlement Procedures. Pursuant to the Sale and Servicing Agreement, the Servicer shall establish and maintain, or cause to be established and maintained, the Collection Account in the name of the Agent. The Collection Account shall at all times be under the exclusive dominion and control of the Agent and no Brooke Party shall have any access thereto or right to make any withdrawal therefrom.

(a) Payment Date Distributions. On each Payment Date, the Agent will direct the Collection Account Bank to transfer the Available Funds on deposit in the Collection Account in the following amounts and priority (based on the Servicer’s Certificate furnished to it by the Servicer pursuant to Section 3.8 of the Sale and Servicing Agreement, on which certificate the Agent may conclusively rely):

(i) first, pay, on a pari passu basis, (A) to the Backup Servicer an amount equal to the Backup Servicer Fees then due and payable, (B) to the Collection Account Bank an amount equal to the Collection Bank Fees then due and payable, and (C) to the Custodian an amount equal to the Custodian Fees then due and payable;

(ii) second, if none of the Brooke Parties nor any of their respective Affiliates is the Servicer, pay to the Servicer an amount equal to the accrued and unpaid Servicing Fee;

(iii) third, pay to each Hedge Counterparty, on a pari passu basis, an amount equal to any net payments (other than fees, expenses and Hedge Breakage Costs) which are then due and payable under the Hedge Agreements (if any);

(iv) fourth, pay to the Agent for the account of the Lender an amount equal to the accrued and unpaid Interest and Facility Fees;

(v) fifth, pay to the Agent an amount equal to the Program Deficiency (if any) as of such Payment Date (determined as if no funds were on deposit in the Collection Account), for application to the repayment of the Advances;

(vi) sixth, on and after the Termination Date, pay all remaining Available Funds to the Agent for the account of the Lender until the Advances have been repaid in full;

(vii) seventh, pay to each Hedge Counterparty, on a pari passu basis, an amount equal to any fees, expenses and Hedge Breakage Costs which are then due and payable under the Hedge Agreements (if any);

(viii) eighth, pay to the Agent for the account of the applicable Persons entitled thereto an amount equal to the aggregate amount of all other Obligations of the Borrower hereunder which are then due and payable;

(ix) ninth, pay to the Servicer (if the Servicer is a Brooke Party or any of their respective Affiliates) an amount equal to the accrued and unpaid Servicer Fee;

(x) tenth, if any Advances are to be prepaid on such Payment Date pursuant to Section 2.09, transfer to the Agent the amount of such prepayment;

(xi) eleventh, reimburse the Servicer for any taxes paid by it pursuant to Section 3.3 of the Sale and Servicing Agreement that remain unreimbursed;

(xii) twelfth, so long as no Program Deficiency exists or would be created thereby, transfer to the Borrower or its designee the remaining Available Funds for such Payment Date (or such lesser amount as the Borrower may specify); and

(xiii) set aside in the Collection Account any remaining Available Funds for future application in accordance with this Section 2.05.

(b) Eligible Investments. All funds held in the Collection Account or any subaccount thereof (including, without limitation, investment earnings thereon), shall be invested at the direction of the Servicer in Eligible Investments in accordance with the Sale and Servicing Agreement.

(c) Interim Withdrawals From Collection Account. The Borrower may, on any Business Day other than a Payment Date, request the Agent to withdraw and transfer to the Borrower all or any portion of the funds on deposit in the Collection Account solely for the purpose of purchasing new Loans from the Seller pursuant to the Sale and Servicing Agreement; provided that no such withdrawal shall be made unless (i) the Agent has received, in form and substance reasonably satisfactory to the Agent, a completed Borrowing Base Certificate duly executed by the Subservicer and the Borrower and containing information accurate as of a date no more than two (2) Business Days prior to the date of such withdrawal and confirming that no Program Deficiency would exist after giving effect to such withdrawal and (ii) the following statements are true (and each Brooke Party shall be deemed to have represented and warranted that the following statements are and shall be true as of the date of such withdrawal):

(i) the representations and warranties contained in Section 4.01 and the representations of the other Brooke Parties contained in the other Related Documents are true and correct on and as of the date of such withdrawal as though made on and as of such date,

(ii) no event has occurred and is continuing, or would result from such withdrawal, which constitutes an Event of Default, a Potential Event of Default or a Termination Event,

(iii) no Program Deficiency would exist after giving effect to such withdrawal,

(iv) the Available Funds remaining in the Collection Account for the next succeeding Payment Date are sufficient to pay in full all amounts described in clauses (i) through (ix) of Section 2.05(a) on such Payment Date;

(v) the Agent has received such other approvals, opinions, documents or information as the Agent may reasonably request in order to confirm (A) the satisfaction of the conditions set forth above and (B) that each Loan to be purchased by the Borrower with the proceeds of such withdrawal is an Eligible Loan; and

(vi) the Termination Date has not occurred.

Upon confirmation by the Agent that the foregoing conditions precedent are satisfied, the Agent shall authorize the Collection Account Bank to make the withdrawal and transfer so requested by the Borrower. On any Business Day the Borrower may request the Agent to withdraw and transfer to the Borrower any portion of the funds on deposit in the Collection Account that were improperly deposited in the Collection Account. Upon receipt by the Agent of evidence reasonably satisfactory to it of the nature and amount of such improper deposit, the Agent shall authorize the Collection Account Bank to make the withdrawal and transfer so requested by the Borrower.

(d) Application of Funds Released to Borrower. The Subservicer and the Borrower will cause all funds released to the Borrower pursuant to this Section 2.05 on any date to be applied: first, to pay the purchase price for Loans to be sold to the Borrower on such date pursuant to the Sale and Servicing Agreement (if any); and second, in such other manner as the Borrower may direct.

Section 2.06. Interest Rate Hedges.

(a) The Subservicer shall, at the expense of the Borrower, take such actions on behalf of the Borrower as are necessary in order to hedge the Loans owned by the

Borrower against any interest rate risk, such that the interest payable to the Borrower on the Loans (after taking into account all hedging arrangements implemented by the Subservicer) will be sufficient to make complete and timely payments of Interest and Facility Fees. The Subservicer shall have no obligation to arrange for the Borrower to enter into any Hedge Transaction unless a Hedge Trigger Event has occurred and is continuing, but the Subservicer will be liable to the Indemnified Parties hereunder in the event it is determined at any time that the interest payable to the Borrower on the Loans is not sufficient to make complete and timely payments of Interest, Facility Fees and other Obligations of the Borrower under the Transaction Documents (except to the extent such insufficiency is due to a failure to pay by, or an Insolvency Event to occur with respect to, any Obligor). In the event any such insufficiency arises (the amount and existence of which shall be determined by the Agent, which determination shall be conclusive and binding absent manifest error), the Subservicer shall deposit into the Collection Account the amount of such insufficiency within one Business Day of the Agent’s demand therefor.

(b) Within five Business Days following the occurrence of a Hedge Trigger Event relating to either the Existing Loans or the Additional Loans, and on each Borrowing Date thereafter so long as such Hedge Trigger Event is continuing, the Subservicer will, at the expense of the Borrower, arrange for the Borrower to enter into one or more Hedge Transactions satisfying the requirements of this Section 2.06(b). Each Hedge Transaction shall (i) have a scheduled amortizing notional amount which, when combined with all other Hedge Transactions then in effect relating to the Existing Loans or the Additional Loans (as applicable), satisfies the related Hedge Notional Amount Requirement for such Loans, (ii) provide that the payments to be made by the Hedge Counterparty thereunder will be based on a one-month London interbank offered rate selected by the Subservicer and approved in writing by the Agent (or such other rate as the Subservicer may select with the prior written consent of the Agent), (iii) provide that the payments required to be made by the Borrower thereunder (if any) will be based on either (A) in the case of a Hedge Transaction relating to the Existing Loans, a Swap Rate, as selected by the Agent in consultation with the Subservicer and (B) in the case of a Hedge Transaction relating to the Additional Loans, a bank “prime rate” selected by the Subservicer and approved in writing by the Agent (or such other rate as the Subservicer may select with the prior written consent of the Agent) and (iv) incorporate such other terms as the Agent may reasonably direct in consultation with the Subservicer.

(c) If on any Payment Date following the occurrence and during the continuation of a Hedge Trigger Event the actual aggregate notional amount of all Hedge Transactions relating to the Existing Loans or the Additional Loans, as applicable, is not equal to the applicable Hedge Notional Amount Requirement, the Subservicer shall, at the request of the Agent, arrange for the Borrower to enter into an additional Hedge Transaction or terminate an existing Hedge Transaction in whole or in part, as necessary in order to ensure that the actual aggregate notional amount of all Hedge Transactions relating to such Loans after giving effect to such addition or termination is equal to the Hedge Notional Amount Requirement for such Loans as re-calculated by the Agent on such date. Each additional Hedge Transaction entered into by the Borrower pursuant to this Section 2.06(c) must satisfy the conditions set forth in Section 2.06(b) above.

(d) On each date that a repayment of the principal amount of the Advances is made hereunder (other than with regularly scheduled payments of principal on the Loans), the aggregate notional amounts of the Hedge Transactions shall, at the request of the Agent, be reduced such that, after giving effect to such reduction, the aggregate notional amount of all Hedge Transactions relating to the Existing Loans and the Additional Loans, respectively, after giving effect to such addition or termination is equal to the Hedge Notional Amount Requirement for such Loans as re-calculated by the Agent on such date.

(e) In the event that a termination payment is paid by the Hedge Counterparty to the Borrower, that termination payment shall either be paid directly to the replacement counterparty who is entering into the replacement Hedge Transaction or deposited into the Collection Account and applied as Available Funds on the next Payment Date.

(f) The Borrower shall not enter into any Hedge Transaction, and the Subservicer will not arrange for the Borrower to enter into any Hedge Transaction unless (i) the Hedge Counterparty thereunder is, at the time such Hedge Transaction is entered into by the Borrower, an Eligible Hedge Counterparty and (ii) the Agent has reviewed and approved the form and content of the Hedge Agreement governing such Hedge Transaction.

Section 2.07. Payments and Computations, Etc.

(a) The Advances shall accrue interest on each day during each Interest Period at the applicable Interest Rate. The accrued and unpaid Interest for each Advance shall be due and payable in full on each Interest Payment Date for such Advance.

(b) All amounts to be paid or deposited by any Brooke Party hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds in accordance with the Agent’s instructions. If any Brooke Party fails to make any payment or deposit required to be made by it hereunder when due, such Brooke Party shall, to the extent permitted by law, pay to the Agent interest on such amount at the Default Funding Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Any Obligation hereunder shall not be reduced by any distribution if such distribution is rescinded or required to be returned to the Borrower or any other Person for any reason. All computations of Interest, Facility Fees, and other interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. All such computations shall be made by the Agent, which computations by the Agent shall be conclusive and binding absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, Facility Fees or any other interest or fee payable hereunder, as the case may be.

(d) If any Borrowing requested by the Borrower pursuant to Section 2.02 is not for any reason whatsoever made or effectuated (other than through the gross negligence or willful misconduct of the Lender and/or Agent) on the date specified therefor in such request, the Borrower shall indemnify the Lender and each Funding Source against any loss, cost or expense incurred by the Lender or such Funding Source in connection therewith, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits, commercial paper proceeds or other funds acquired by the Lender or such Funding Source to fund or maintain such Advances during such Interest Period.

Section 2.08. Fees.

(a) The Borrower shall pay the Agent the accrued and unpaid Program Fees, Non-Use Fees, Increase Fees, Make-Whole Fees, Prepayment Fees, Exit Fees and other fees in the amounts and on the dates set forth in the Fee Letter.

(b) The Borrower shall pay to the Agent, upon the Agent’s demand, for the benefit of the Lender, all Liquidation Fees with respect to any repayment of an Advance.

(c) (i) To the extent not already included in the computation of the CP Rate, the Borrower shall pay on demand any and all commissions of placement agents and dealers in respect of commercial paper notes issued to fund the Advances. (ii) In addition, the Borrower shall also pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, any other Related Document or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder.

Section 2.09. Prepayments.

(a) Subject to Section 2.16, the Borrower shall have the right to prepay any Advance, in whole or in part, on any Interest Payment Date for such Advance upon at least three Business Days’ written notice to the Agent, which notice shall specify the proposed prepayment date and the amount of such prepayment, provided that any partial prepayment of less than all the Advances shall be equal to an integral multiple of $500,000. Each notice of prepayment shall be irrevocable and binding on the Borrower.

(b) If, on any Business Day (i) the Facility Amount shall exceed the Borrowing Limit or (ii) a Program Deficiency exists, then, the Borrower shall remit to the

Agent, prior to any Borrowing and in any event no later than the close of business of the Agent on the next succeeding Business Day, a payment (to be applied by the Agent to repay Advances) in such amount as may be necessary (A) to reduce the Facility Amount to an amount less than or equal to the Borrowing Limit and (B) to eliminate such Program Deficiency.

(c) If, as result of any payments required to be paid by the Borrower pursuant to Sections 2.08(c)(ii), 2.10 and 2.11 or by the Seller to the Agent or the Lender pursuant to Section 2.10(b) of the Sale and Servicing Agreement, the effective interest rate on the Advances is increased by 0.50% per annum or more, and such increased rate continues to be in effect for period of 30 consecutive days, then the Borrower shall have the right to prepay all Advances in full without any Prepayment Fee, and to declare the Termination Date hereunder, on the first Interest Payment Date following the expiration of such 30 day period. Any such prepayment and declaration shall be made upon at least five Business Days’ written notice to the Agent, which notice shall specify the proposed Termination Date.

Section 2.10. Increased Costs; Capital Adequacy; Eurodollar Disruption Event.

(a) If after the date hereof, the Lender, the Agent, any Funding Source or any of their respective Affiliates (each an “Affected Party”) shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation or any accounting principle (including, without limitation, any applicable law, rule or regulation or accounting principle regarding or affecting capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or accounting body charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority or accounting body (a “Regulatory Change”): (i) which subjects any Affected Party to any charge or withholding on or with respect to any Funding Agreement or an Affected Party’s obligations under a Funding Agreement, or on or with respect to the Loans, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of an Affected Party) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Affected Party, or credit extended by a Affected Party pursuant to a Funding Agreement or (iii) which imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Funding Agreement, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Affected Party under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent by the submission of the certificate described below, the Borrower shall pay to the Agent, for the benefit of the relevant Affected Party, such amounts as are necessary to compensate such Affected

Party for such increased cost, reduction or payment. A certificate from the relevant Affected Party setting forth in reasonable detail the amounts so required to compensate such Affected Party submitted to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(b) If the Lender shall notify the Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Agent shall in turn so notify the Borrower, whereupon all Advances in respect of which Interest accrues at an Interest Rate determined by reference to LIBOR for the then current Interest Period shall immediately be converted into Advances in respect of which Interest accrues by reference to the Base Rate for the remainder of such Interest Period.

Section 2.11. Taxes.

(a) Any and all payments and deposits required to be made hereunder or under any other Related Document by any Brooke Party shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on any Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Brooke Party or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Party, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Brooke Party or the Agent, as the case may be, shall make such deductions and (iii) such Brooke Party or the Agent, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Related Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Related Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Affected Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Affected Party and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Affected Party makes written demand therefor (and a copy of such demand shall be delivered to the Agent). A certificate as to the amount of such indemnification submitted to the Borrower and the Agent by such Affected Party, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d) Each Funding Source who is organized outside the United States shall, prior to the date hereof (or, in the case of any Person who becomes a Funding Source after the date hereof, prior to the date on which it so becomes a Funding Source), deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the IRC or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Funding Source establishing that such payment is (i) not subject to withholding under the IRC because such payment is effectively connected with the conduct by such Funding Source of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. Each such Funding Source that changes its funding office shall promptly notify the Borrower and the Agent of such change and, upon written request from the Borrower or the Agent, shall deliver any new certificates, documents or other evidence required pursuant to the preceding sentence prior to the immediately following due date of any payment by the Borrower hereunder. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, notwithstanding paragraph (a), the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Funding Source organized under the laws of a jurisdiction outside the United States.

(e) The Borrower shall not be required to pay any amounts to any Affected Party in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts would not have arisen but for a failure by such Affected Party to comply with the provisions of paragraph (d) above unless such Affected Party is unable to comply with paragraph (d) because of (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (or, in the case of any Person who became an Affected Party after the date hereof, after the date on which it so became an Affected Party).

Section 2.12. Collateral Assignment of the Related Documents. To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Related Document, the Borrower hereby assigns to the Agent, for the benefit of the Secured Parties (and their respective successors and assigns), all of the Borrower’s right and title to and interest in the Related Documents, including, without limitation, (i) all rights of the Borrower to receive moneys due or to become due under or pursuant to the Related

Documents, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Related Documents, (iii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Related Documents, (iv) all claims of the Borrower for damages arising out of or for breach of or default under the Related Documents, and (v) the right to compel performance and otherwise exercise all remedies and enforce all rights of the Borrower under the Related Documents.

Section 2.13. Grant of a Security Interest. To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Related Document, the Borrower hereby grants to the Agent, on behalf of the Secured Parties (and their respective successors and assigns), a security interest in all of the Borrower’s right, title and interest in and to all of the following property and interests in property (collectively, the “Collateral”), in each case whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located:

(a) all Loans, together with all Other Conveyed Property, Records and other property and interests in property related thereto or pledged as collateral therefor, including, without limitation, all Collections and other moneys due and to become due under or in connection with any of the foregoing (whether in respect of principal, interest, fees, expenses, indemnities or otherwise);

(b) all right, title and interest of the Borrower in, to and under all Loan Documents and Related Documents, including, without limitation, and all other moneys due and to become due under or in connection with any of the foregoing (whether in respect of principal, interest, fees, expenses, indemnities, or otherwise);

(c) all right, title and interest of the Borrower in, to and under the Collection Account, each Trust Account and all other bank and similar accounts and lock-boxes relating to the collection of Loans and other Collateral and all funds held therein or in such other accounts, and all investments made with funds in the Collection Account, the Trust Accounts and such other accounts and lock-boxes;

(d) all equipment, inventory, accounts, general intangibles, payment intangibles, instruments, investment property, documents, chattel paper, goods, moneys, letters of credit, letter of credit rights, certificates of deposit, deposit accounts and all other property and interests in property of the Borrower, whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located; and

(e) all proceeds of the foregoing property described in clauses (a) through (d) above, including, without limitation, proceeds which constitute property of the type described in clauses (a) through (d) above and, to the extent not otherwise included, all (i) payments under any insurance policy (whether or not the Agent or the Lender is the loss payee thereof), indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing and (ii) interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing Collateral.

Section 2.14. Releases of Collateral. The Borrower may, upon not less than ten (10) Business Days’ prior written notice to the Agent, request the Agent to release its security interest in one or more Loans to the extent such release is necessary in connection with (i) any repurchase of such Loans pursuant to and in accordance with the Sale and Servicing Agreement, (ii) any sale of such Loans at fair market value on a “whole-loan” basis to a party that is not an Affiliate of any Brooke Party or (iii) any sale of such Loans to a bankruptcy-remote subsidiary of the Seller or the Parent pursuant to a Term Securitization; provided any such sale or repurchase shall be made pursuant to documentation reasonably satisfactory to the Agent, which documentation (x) shall specify that such sale or repurchase is being made without recourse to the Borrower and without representation or warranty of any kind on the part of the Borrower, other than a representation and warranty that such sale or repurchase is being made free and clear of any Adverse Claim created by the Borrower and (y) shall not impose any liabilities or obligations on the Borrower other than customary obligations necessary to effectuate the transfer of title of the relevant Loans, which obligations the Borrower is then capable of performing. Any sale or repurchase satisfying the requirements specified in the preceding sentence is hereinafter referred to as a “Permitted Sale Transaction”. The release of the Agent’s security interest in any such Loan in connection with a Permitted Sale Transaction shall be subject to the satisfaction of the following conditions precedent:

(i) all proceeds arising from such Permitted Sale Transaction have been (or will be contemporaneously with such release) deposited into the Collection Account,

(ii) after giving effect to such release and the deposit of the proceeds referred to in clause (i), (A) no Event of Default, Potential Event of Default or Termination Event shall have occurred and be continuing, and (B) no Program Deficiency would exist;

(iii) if a Hedge Trigger Event has occurred, the Borrower shall have terminated one or more Hedge Transactions (in whole or in part), such that after giving effect to such termination and all prepayments of the Advances to be made on or prior to the next Payment Date, the aggregate notional amount of the Hedge Transactions is equal to the Hedge Notional Amount Requirement, and all Hedge Breakage Costs associated with such termination have been (or will be, on or prior to the date when such Hedge Breakage Costs are due) paid in full;

(iv) all Exit Fees payable in connection with such release have been (or will be, by the next Payment Date) paid in full;

(v) on or prior to such release, the Borrower shall have deposited into the Collection Account sufficient cash in order to comply with the conditions above; and

(vi) the Agent shall have received all instruments, documents, opinions and other information as the Agent may reasonably request in order to confirm (A) the satisfaction of the foregoing conditions and (B) that such release is being effected pursuant to a Permitted Sale Transaction.

Upon the written request of the Borrower following the satisfaction of the conditions precedent specified above, and at the cost and expense of Borrower, the Agent shall deliver and, if necessary, execute such instruments and documents as the Borrower may reasonably request for purposes of effectuating any release permitted pursuant to this Section 2.14.

Section 2.15. Evidence of Debt. The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Advance owing to the Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The entries made in such account(s) of the Lender shall be conclusive and binding for all purposes, absent manifest error. The Advances shall also be evidenced by a promissory note in the form attached hereto as Exhibit H (the “Note”) having a stated principal amount equal to the Borrowing Limit.

Section 2.16. Minimum Utilization. The Borrower shall cause the average daily outstanding principal balance of the Advances hereunder for each Utilization Period to equal or exceed $25,000,000 (the “Minimum Utilization Requirement”). If the Minimum Utilization Requirement is not satisfied for any Utilization Period (whether by reason of the failure of the conditions to Advances hereunder to be satisfied or for any other reason whatsoever), then the Borrower shall pay to the Agent the Make-Whole Fee in accordance with the terms of the Fee Letter.

ARTICLE III

CONDITIONS OF LOANS

Section 3.01. Conditions Precedent to Initial Borrowing. The initial Borrowing hereunder is subject to the condition precedent that the Agent shall have received on or before the date of such Borrowing each of the following:

(a) the instruments, documents, agreements and opinions listed in Schedule IV, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent and the Lender;

(b) confirmation from each of Moody’s and Fitch that the execution and delivery of this Agreement will not result in the reduction or withdrawal of the then current ratings of the Lender’s commercial paper notes;

(c) payment of all fees required to be paid on or before the Closing Date pursuant to the Fee Letter; and

(d) such other approvals, opinions or documents as the Agent may reasonably request.

Section 3.02. Conditions Precedent to All Borrowings. Each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that:

(a) no later than the Business Day prior to the date of such Borrowing, the Brooke Parties shall have delivered to the Agent, in form and substance reasonably satisfactory to the Agent, a completed Borrowing Base Certificate containing information accurate as of a date no more than two (2) Business Days prior to the date of such Borrowing and confirming that no Program Deficiency would exist after giving effect to such Borrowing;

(b) if a Hedge Trigger Event has occurred, any Hedge Transaction required to be entered into pursuant to Section 2.06 with respect to the Borrowing has been entered into by the Borrower and an Eligible Hedge Counterparty;

(c) on the date of such Borrowing, the following statements shall be true and correct as of the date of such Borrowing (and each Brooke Party shall be deemed to have represented and warranted that the following statements are true and correct as of the date of such Borrowing):

(i) the representations contained in Section 4.01 and the representations of the other Brooke Parties contained in the other Related Documents are true and correct on and as of such date as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default, a Potential Event of Default or a Termination Event;

(iii) on and as of such day, after giving effect to such Borrowing, (A) the Facility Amount would not exceed the Borrowing Limit, and (B) no Program Deficiency would exist;

(iv) the Termination Date has not occurred; and

(v) no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by the Lender in accordance with the provisions hereof;

(vi) no Insurance Company Trigger shall have occurred and be continuing; and

(d) the Agent shall have received such other approvals, opinions, documents or information as the Agent may reasonably request in order to confirm (A) the satisfaction of the conditions set forth above and (B) that each Loan to be purchased by the Borrower with the proceeds of such Borrowing is an Eligible Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties. Each of the Borrower, BCC and the Parent (in each case solely as to itself) hereby represents and warrants to the Lender and the Agent as follows as of the Closing Date and each Borrowing Date:

(a) Organization and Good Standing. Such Brooke Party has been duly organized and is validly existing as a corporation (or, in the case of the Borrower, a limited liability company) in good standing under the laws of the State of Kansas (or, in the case of the Borrower, the State of Delaware), and is not organized under the laws of any other jurisdiction or Governmental Authority. Such Brooke Party has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. Each of the Seller and the Borrower had at all relevant times, and now has, the power, authority and legal right to acquire, own and sell, and to grant security interests in, the Loans and Other Conveyed Property as contemplated by the Related Documents.

(b) Due Qualification. Each Brooke Party is duly qualified to do business as a foreign corporation in good standing, has filed on a timely basis all required tax returns, and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a Material Adverse Effect.

(c) Power and Authority. Such Brooke Party has the power and authority to execute and deliver this Agreement and the other Related Documents to which it is named as a party and to carry out its terms and their terms, respectively; and the execution, delivery and performance of this Agreement and the other Related Documents to which it is named as a party have been duly authorized by such Brooke Party by all necessary corporate or limited liability company action and this Agreement and each other Related Document to which it is named as a party have been duly executed and delivered by such Brooke Party.

(d) Valid and Binding Obligations. This Agreement and each other Related Document to which such Brooke Party is named as a party, when duly executed and delivered by the other parties thereto, shall constitute the legal, valid and binding obligations of such Brooke Party enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Related Documents and the fulfillment of the terms of this Agreement and the other Related Documents shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice, lapse of time or both) a default under the organizational documents of such Brooke Party, or any material indenture, agreement, mortgage, deed of trust or other instrument to which such Brooke Party is a party or by which it or its properties are bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than this Agreement, the Sale and Servicing Agreement and the Master Agent Security Agreement), or violate in any material respect any law, order, rule or regulation applicable to such Brooke Party of any court or of any federal or state regulatory body, administrative agency or other Governmental Authority having jurisdiction over such Brooke Party or any of its properties. Such Brooke Party is not in default with respect to any order of any court, arbitrator or Governmental Authority.

(f) No Proceedings. There are no proceedings or investigations pending or, to the best of such Brooke Party’s knowledge, threatened against it before any court, regulatory body, administrative agency or other tribunal or Governmental Authority having jurisdiction over such Brooke Party or its properties (A) asserting the invalidity of this Agreement or any of the Related Documents, (B) seeking to prevent the making of any Advance or the consummation of any of the transactions contemplated by this Agreement or any of the Related Documents, (C) seeking any judgment or other legal or equitable relief from the Borrower or the Master Agent, (D) seeking any other determination or ruling that would be reasonably likely to have a Material Adverse Effect, or (E) seeking to materially and adversely affect the federal income tax or other federal, state or local tax attributes of the Advances.

(g) No Consents. No consent, approval, license, authorization or order of or declaration or registration or filing with any Governmental Authority is required to be made by such Brooke Party in connection with the execution, delivery or performance of this Agreement or any other Related Document or the consummation of the transactions contemplated hereby or thereby, except such as have been duly made, effected or obtained.

(h) Chief Executive Office; Tax ID; Jurisdiction of Organization. The chief executive office of such Brooke Party is located at 10950 Grandview Dr., Overland Park, Kansas 66210. During the past five years, such Brooke Party has not had its chief executive office located in a state other than the State of Kansas. The Federal Employer Identification Number for each Brooke Party is correctly set forth on Schedule II. The

Borrower’s sole jurisdiction of organization is the State of Delaware, and the Seller’s sole jurisdiction of organization is the State of Kansas.

(i) Legal Name. The legal name of such Brooke Party is as set forth in Schedule II of this Agreement. Except as set forth in Schedule II of this Agreement, such Brooke Party has not changed its name during the preceding six years and does not have any trade names, fictitious names, assumed names or “doing business” names.

(j) Solvency. Such Brooke Party is solvent and will not become insolvent after giving effect to the transactions contemplated by the Related Documents. Such Brooke Party is paying its debts as they become due and after giving effect to the transactions contemplated by the Related Documents will have adequate capital to conduct its business.

(k) Pension Plans. The Borrower does not have any pension or profit sharing plans. To the extent any other Brooke Party has any pension or profit sharing plans, such plans have been fully funded in accordance with all applicable laws, rules and regulations and the terms of such plans.

(l) Nonconsolidation. The statements contained under (i) “Section I – Facts and Assumptions” in the opinion of Polsinelli Shalton Welte Suelthaus P.C. regarding substantive consolidation matters delivered to the Agent and others on the Closing Date and (ii) “Section I – Facts and Assumptions” in the opinion of Polsinelli Shalton Welte Suelthaus P.C. regarding true sale matters delivered to the Agent and others on the Closing Date are, in each case, true and correct with respect to itself, and such Brooke Party will comply with any covenants or obligations assumed to be complied with by it in such opinion as if such covenants and obligations were set forth herein.

(m) Notes to Financial Statements. All audited financial statements of the Parent or the Seller (or any Affiliate thereof) that are consolidated to include the Borrower will contain notes clearly stating that (A) all of the Loans are owned by the Borrower and (B) the Borrower is a separate legal entity.

(n) Ownership of the Seller and the Borrower. The Parent is the legal and beneficial owner of at least a majority of the capital stock of the Seller (such that the Seller is under the “control” of the Parent as such term is defined in the definition of “Affiliate”) and 100% of the membership interests of the Master Agent; and all of such capital stock and membership interests have been fully paid and are owned by the Parent free and clear of all warrants, options, rights to purchase and other Adverse Claims. The Parent will not transfer any stock or membership interests of or other interest in the Seller or the Master Agent in a manner that would cause the representation set forth in the immediately preceding sentence to cease to be true without the prior written consent of the Agent. The Seller is the legal and beneficial owner of 100% of the membership interests of the Borrower; and all of such membership interests have been fully paid and are owned by the Seller free and clear of all warrants, options, rights to purchase and other Adverse Claims. The Seller will not transfer any membership or other interest in the Borrower without the prior written consent of the Agent.

(o) Accuracy of Information. All information heretofore furnished by any Brooke Party to the Agent or the Lender for purposes of or in connection with this Agreement, any of the other Related Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Brooke Party to the Agent or the Lender will be, true and accurate in all material respects, on the date as of which such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole and in context, not misleading.

(p) Title to Loans Purchased From Seller. Each Loan has been purchased by the Borrower from the Seller in accordance with the terms of the Sale and Servicing Agreement, and the Borrower has thereby irrevocably acquired all legal and equitable title to such Loan and the Other Conveyed Property free and clear of any Adverse Claims other than Permitted Liens. Without limiting the foregoing, all actions (including, without limitation, the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect the Borrower’s interest in the Loans and Other Conveyed Property with respect thereto as against any purchasers from, or creditors of, the Seller have been duly taken.

(q) Perfection. This Agreement (together with the financing statements filed on or prior to the Closing Date) is effective to create a valid and perfected first priority security interest in the Collateral now existing or hereafter arising. Without limiting the foregoing, all actions (including, without limitation, the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect the interests of the Agent and the Lender in the Collateral as against any purchasers from, or creditors of, any Brooke Party have been duly taken. The representations and warranties set forth in Part B of Schedule I are true and correct.

(r) Trust Accounts. All Obligors have been instructed to pay all Collections directly to a Trust Account or to the Collection Account. The names, addresses and account numbers of all Trust Accounts are as set forth on Schedule II. Neither the Master Agent nor any Brooke Party has granted any Person, other than the Master Agent Trustee as contemplated by the Master Agent Security Agreement, the Trust Account Control Agreements and the Trust Account Intercreditor Agreement, dominion and control of any Trust Account, or the right to take dominion and control of any Trust Account at a future time or upon the occurrence of a future event. Each bank at which a Receipts Trust Account is maintained has been instructed to sweep all available funds to the Consolidated Receipts Trust Account on a daily basis, and the bank at which the Consolidated Receipts Trust Account is maintained has been instructed to sweep all available funds to the Master Receipts Trust Account on a daily basis. All Collections remitted to the Master Receipts Trust Account have been and will continue to be transferred to the Collection Account within two Business Days of receipt in accordance with the Master Agent Security Agreement.

(s) Credit and Collection Policies. With respect to each Loan, each Brooke Party has complied in all material respects with, and has not made any material changes in, the Credit and Collection Policy except as permitted hereunder.

(t) Payments to Seller. With respect to each Loan transferred to the Borrower under the Sale and Servicing Agreement, the Borrower has given reasonably equivalent value to the Seller in consideration for such transfer of such Loan and the Other Conveyed Property with respect thereto and such transfer was not made for or on account of an antecedent debt. No transfer by the Seller to the Borrower of any Loan is or may be voidable under any section of the Bankruptcy Code.

(u) Not an Investment Company. Such Brooke Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

(v) Taxes. Such Brooke Party has paid when due all taxes payable by it in connection with the Loans other than those taxes which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(w) No Program Deficiency. No Program Deficiency exists.

(x) No Event of Default, Etc. No Event of Default, Potential Event of Default or Termination Event has occurred and is continuing.

(y) Eligible Loans. Each Loan was an Eligible Loan (i) as of the date on which such Loan was sold by the Seller to the Borrower and (ii) as of each other date on which such Loan was included in the calculation of Net Eligible Loan Balance in any Servicer’s Certificate or Borrowing Base Certificate.

(z) Financial Statements of Parent. The consolidated balance sheets of the Parent and its consolidated Subsidiaries as at December 31, 2003, and the related statements of income and retained earnings of the Parent and its consolidated Subsidiaries for the fiscal year then ended, certified by Summers, Spencer & Callison, independent public accountants, copies of which have been furnished to the Agent, fairly present in all material respects the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date and the consolidated results of the operations of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and since December 31, 2003 there has been no material adverse change in the financial condition, business or operations of the Parent.

(aa) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(bb) Material Adverse Effect. Since December 31, 2003 no event has occurred which would have a Material Adverse Effect.

(cc) Representations in other Related Documents. All other representations and warranties made by any Brooke Party in the Related Documents are true and correct as of such date as though made on and as of such date.

ARTICLE V

COVENANTS

Section 5.01. Affirmative Covenants.

Until the Final Payout Date, each of the Borrower, BCC and the Parent agrees on behalf of itself that it will (and, in the case of the Parent, that it will cause the Master Agent to) perform and observe the covenants and agreements set forth in this Section 5.01.

(a) Reporting. Each Brooke Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and will furnish to the Agent (at its own expense):

(i) Annual Financial Reporting. Within 120 days after the close of each of its fiscal years, audited financial statements for such Brooke Party for such fiscal year prepared in accordance with GAAP and certified in a manner acceptable to the Agent by nationally recognized independent public accountants acceptable to the Agent.

(ii) Quarterly Reporting. Within 45 days after the close of each quarterly period of each of its fiscal years, balance sheets for such Brooke Party as at the close of each such period and statements of income and retained earnings and a statement of cash flows for such Brooke Party for the period from the beginning of such fiscal year to the end of such quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and without footnotes) and certified by such Brooke Party’s president, executive vice president, chief executive officer or chief financial officer.

(iii) Monthly Reporting. Within 30 days after the close of each calendar month (other than the last calendar month of any fiscal quarter), balance sheets for such Brooke Party as at the close of each such month and statements of income and retained earnings and a statement of cash flows for such Brooke Party for the period from the beginning of the fiscal quarter in which such month occurs to the end of such calendar month, all prepared in accordance with GAAP (subject to normal year-end adjustments and without footnotes) and certified by such Brooke Party’s president, executive vice president, chief executive officer or chief financial officer; provided that for BCC and the Parent, the first such monthly financial statements shall be for the month of January 2005.

(iv) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit I signed by such Brooke Party’s corporate comptroller president, executive vice president, chief executive officer or chief financial officer and dated the date of such annual financial statement, quarterly financial statement or monthly financial statement, as the case may be.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Brooke Party or any Affiliate of a Brooke Party files with the Securities and Exchange Commission, if any.

(vi) Notices Under Related Documents. Forthwith upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Related Document from any Person other than the Agent, copies of the same.

(vii) Change in Credit and Collection Policy. At least ten Business Days prior to the effectiveness of any material change in or amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

(viii) Other Information. Such other information (including Obligor names and addresses) as the Agent may from time to time reasonably request.

All financial statements required to be delivered in respect of the Parent pursuant to this Section 5.01 must be delivered on both a consolidated (with its consolidated subsidiaries) and a consolidating basis. All financial statements required to be delivered in respect of the other Brooke Parties pursuant to this Section 5.01 must be delivered on a stand-alone basis.

(b) Notices. Each Brooke Party will notify the Agent in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Events of Default, Potential Events of Default and Termination Events. The occurrence of each Event of Default, each Potential Event of Default and each Termination Event, by a statement of the corporate comptroller president, executive vice president, chief executive officer or chief financial officer of such Brooke Party.

(ii) Judgment. The entry of (A) any judgment or decree against the Borrower or the Master Agent or (B) any judgment or decree against any other Brooke Party or any of their respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Brooke Parties and their respective Subsidiaries exceeds $100,000 (net of any insurance proceeds actually received by the applicable Brooke Parties or their Subsidiaries with respect to such judgment) or such judgment or decree would otherwise be reasonably likely to have a Material Adverse Effect.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding (A) against the Borrower or the Master Agent or to which the Borrower or the Master Agent becomes a party or (B) against any other Brooke Party or any Subsidiary of a Brooke Party if such litigation, arbitration proceeding or governmental proceeding, if adversely determined against such Brooke Party or such Subsidiary, would be reasonably likely to have a Material Adverse Effect.

(c) Compliance With Laws. Each Brooke Party will comply in all material respects with all applicable laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject. Each Brooke Party will pay when due any taxes payable by it when due other than those taxes which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(d) Audits. Each Brooke Party will furnish to the Agent from time to time such information with respect to it, the Loans and the Other Conveyed Property with respect thereto as the Agent may reasonably request. Each such Brooke Party shall, from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives at the Borrower’s expense, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of any Brooke Party relating to the Collateral, including, without limitation, the related Loan Documents and other Records, and (ii) to visit the offices and properties of any Brooke Party for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to any Brooke Party’s financial condition or the Loans and the Other Conveyed Property or any Brooke Party’s performance under the Related Documents to which it is a party or under the Loan Documents with any of the officers or employees of such Brooke Party having knowledge of such matters; provided that, so long as no Event of Default has occurred and is continuing, the Agent shall conduct no more than four audits during the first twelve months after the Closing Date and no more than two audits during any twelve-month period thereafter; and provided further that, so long as no Event of Default has occurred and is continuing, the Borrower’s obligation to reimburse the Agent for expenses incurred in connection with the audits performed in any single calendar year, including expenses incurred in the review of the Servicer’s and the Backup Master Agent Servicer’s books and records in connection therewith, shall not exceed $25,000. In addition, the Agent may, at the expense of the Borrower, (i) perform or direct the Seller or the Parent to perform background checks on any material personnel hired by BCC or the Parent after the Closing Date and (ii) contact Obligors directly for the purpose of confirming information relating to the Loans. Each Brooke Party shall cooperate with the Agent in any such background check or Obligor confirmation and shall furnish to the Agent all information that the Agent may reasonably request in connection therewith.

(e) Keeping and Marking of Records and Books.

(i) Each Brooke Party will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate Records relating to the Loans in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable in light of industry practice for the collection of all Loans (including, without limitation, records adequate to permit the immediate identification of each new Loan and all Collections of and adjustments to each existing Loan). Each such Brooke Party will give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Each Brooke Party will (a) on or prior to the date hereof, mark its master data processing records relating to the Loans with a legend, acceptable to the Agent, describing the security interest of the Agent and (b) upon the request of the Agent following the occurrence of any Event of Default, deliver to the Agent or its designee all Loan Documents in its possession or under its control (including, without limitation, all multiple originals of any such Loan Documents).

(f) Compliance With Loan Documents and Credit and Collection Policy. Each Brooke Party will timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Loan Documents related to the Loans, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Loan, the Other Conveyed Property with respect thereto and the related Loan Documents.

(g) Purchase of Loans From the Seller. With respect to each Loan purchased under the Sale and Servicing Agreement, each Brooke Party shall take (or cause to be taken) all actions necessary to vest legal and equitable title to such Loan and the Other Conveyed Property and Collections with respect thereto irrevocably in the Borrower, including, without limitation, (i) the giving of all notices and the filing of all financing statements or other similar instruments or documents reasonably necessary under the UCC of all appropriate jurisdictions or any other law to perfect and protect the Borrower’s interest in such Loan and Other Conveyed Property as against any purchasers from, or creditors of, any other Brooke Party and (ii) such other actions to perfect, protect or more fully evidence the interest of the Borrower in such Loan or Other Conveyed Property as the Agent or any Secured Party may reasonably request.

(h) Security Interest. Each Brooke Party shall take all necessary actions to establish and maintain a valid and perfected first priority security interest in the Collateral, to the full extent contemplated herein, in favor of the Agent for the benefit of the Secured Parties, including, without limitation, (i) the giving of all notices and the filing of all financing statements or other similar instruments or documents reasonably necessary under the UCC of all appropriate jurisdictions or any other law to perfect and protect the security interest of the Agent in the Collateral as against any purchasers from, or creditors of, any Brooke Party and (ii) such other actions to perfect, protect or more fully evidence the respective interests of the Agent and the Secured Parties in the Collateral as the Agent or the Lender may reasonably request.

(i) Payment to Seller. With respect to any Loan purchased by the Borrower from the Seller, each Brooke Party shall cause such sale to be effected under, and in strict compliance with the terms of, the Sale and Servicing Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Seller in respect of the purchase price for such Loan.

(j) Enforcement of Related Documents. The Borrower will (i) maintain each such Related Document in full force and effect, and (ii) take any action required or permitted to be taken by it under any Related Document as reasonably directed by the Agent, including, without limitation, (A) making claims to which it may be entitled under any indemnity reimbursement or similar provision contained in any Related Document, (B) enforcing its rights and remedies (and the rights and remedies of the Agent and the Lender, as assignees of the Borrower) under any Related Document and (C) making demands or requests for information or reports or for action from the other party or parties to such Related Documents.

(k) Corporate Separateness. Each Brooke Party acknowledges that the Lender is entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from the Parent Group Members. Therefore, from and after the date of execution and delivery of this Agreement, each Brooke Party shall take all reasonable steps including, without limitation, all steps that the Agent or the Lender may from time to time reasonably request to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Parent Group Members. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower shall:

(i) conduct its own business in its own name and require that all full-time employees of the Borrower (if any) identify themselves as such and not as employees of any Parent Group Member (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Borrower’s employees);

(ii) to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of any Parent Group Member, allocate, on a reasonable basis the compensation of such employee, consultant or agent between the Borrower and such Parent Group Member;

(iii) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Parent Group Member, the Borrower shall lease such office at a fair market rent;

(iv) conduct all transactions with any Parent Group Member (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Borrower and such Parent Group Member on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(v) at all times have at least one director who is an Independent Director; and promptly reimburse any Parent Group Member in respect of any losses or expenses which are claimed by such Independent Director in his or her capacity as Independent Director and which are paid by such Parent Group Member.

(vi) observe all limited liability company formalities as a distinct entity, and ensure that all limited liability company actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of the Borrower and (C) the initiation or participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(vii) maintain the Borrower’s books and records separate from those of each Parent Group Member and otherwise readily identifiable as its own assets rather than assets of any Parent Group Member;

(viii) prepare its financial statements separately from those of the Parent Group Members and insure that any consolidated financial statements of any Parent Group Member that include Borrower have detailed notes clearly stating that the Borrower is the owner of the Loans, is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Borrower;

(ix) except as herein specifically otherwise provided, not commingle funds or other assets of the Borrower with those of any Parent Group Member and not maintain bank accounts or other depository accounts to which any Parent Group Member is an account party, into which any Parent Group

Member makes deposits or from which any Parent Group Member has the power to make withdrawals;

(x) not permit any Parent Group Member to pay any of the Borrower’s operating expenses (except pursuant to allocation arrangements that comply with the requirements of this Section 5.01(k));

(xi) not hold itself out as responsible for the debts of any Parent Group Member;

(xii) not permit any Parent Group Member to hold itself out as responsible for the debts of the Borrower; and

(xiii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Polsinelli Shalton Welte Suelthaus P.C., as counsel for the Brooke Parties, in connection with the closing under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct at all times.

Each Brooke Party other than the Borrower shall take all actions necessary on its part in order to ensure (x) compliance with the covenants of the Borrower set forth in this Section 5.01(m) and (y) that the facts and assumptions set forth in the opinion issued by Polsinelli Shalton Welte Suelthaus P.C., as counsel for the Brooke Parties, in connection with the closing under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct at all times.

(l) True Sale. Each Brooke Party shall take all such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion of Polsinelli Shalton Welte Suelthaus P.C., counsel for the Brooke Parties, in connection with the closing under this Agreement and relating to true sale issues under the Sale and Servicing Agreement, and in the certificates accompanying such opinion, remain true and correct at all times.

(m) Collections. Each Brooke Party shall, to the extent such Brooke Party has the right or obligation to do so pursuant to the Related Documents (i) instruct all Obligors and all applicable insurance companies to make all payments in respect of the Loans (including any Sales Commissions or other collateral securing any such Loan) (A) directly to the Master Receipts Trust Account or the Collection Account (if possible) or (B) if direct remittance to the Master Receipts Trust Account or the Collection Account is not possible, to a Receipts Trust Account, (ii) cause all Collections remitted to each Receipts Trust Account to be deposited to the Consolidated Receipts Trust Account within one Business Day of receipt, (ii) cause all Collections remitted to the Consolidated Receipts Trust Account to be remitted to the Master Receipts Trust Account within two Business Days of receipt, (iii) cause all Collections remitted to the Master Receipts Trust Account to be remitted to the Collection Account within two Business Days of receipt pursuant to, and in accordance with, the Master Agent Security Agreement, (iv) cause each Receipts Trust Account to be maintained solely in the name of the Master Agent and (v) cause the Master Receipts Trust Account and the Consolidated Receipts Trust Account to be subject at all times to a Trust Account Control Agreement. If any Collections are received by any Brooke Party or any of their respective Affiliates, the Master Agent Servicer shall cause such Collections to be remitted directly to the Collection Account not later than two Business Days immediately following the date of such Brooke Party’s or such Affiliate’s receipt of same, and, at all times prior to such remittance, such Brooke Party or such Affiliate shall hold such Collections in trust, for the exclusive benefit of the Agent on behalf of the Secured Parties. The Master Agent Servicer agrees that it will use its best efforts (and will cause each of its Affiliates to use their best efforts) not to permit any check or other funds to be deposited into any Trust Account or the Collection Account other than (i) Collections on the Collateral, (ii) collections on other loans remitted to a Trust Account, but only to the extent such collections are subject to the Trust Account Intercreditor Agreement and (iii) “Other Receipts” remitted to a Receipts Trust Account (as such term is defined in the related Receipts Trust Agreement). To the extent any such “Other Receipts” or other funds that are not Collections are deposited into any Trust Account, the Master Agent Servicer shall promptly (and in any event within two Business Days) identify such funds and cause such funds to be segregated from the Collections on the Collateral in accordance with the Master Agent Security Agreement. To the extent any funds other than Collections are deposited into the Collection Account, the Master Agent Servicer shall promptly (and in any event within two Business Days) identify such funds and notify the Agent of the same and direct the Agent to remit such funds the Person entitled thereto. The Agent may at any time following the occurrence of an Event of Default (other than an Event of Default that has been waived in writing by the Agent) request each Brooke Party to, and each Brooke Party thereupon promptly shall, direct all Obligors to remit all payments with respect to Loans and Other Conveyed Property with respect thereto to a new depository account or lock-box specified by the Agent (which new account shall, if so directed by the Agent, be established in the Agent’s own name).

(n) Fidelity and E&O Insurance. Each of the Seller and the Parent shall maintain at all times (i) an employee dishonesty policy providing an indemnity for losses caused by the fraudulent or dishonest acts of the Seller’s or the Parent’s officers and employees in an amount no less than $1,000,000 and (ii) “errors and omissions” insurance in form and scope reasonably satisfactory to the Agent in an amount no less than $1,000,000. Each such insurance policy shall name the Agent as loss payee and additional insured, and shall provide that the insurance company or bond issuer, as applicable, will give the Agent at least thirty (30) days’ written notice before such policy shall be altered adversely to the interests of the Secured Parties or canceled or not renewed. Each of the Seller and the Master Agent Servicer shall provide to the Agent, not less than annually, evidence reasonably satisfactory to the Agent demonstrating that each insurance policy required to be maintained by it hereunder has been so maintained and all premiums required to be paid with respect thereto have been so paid.

(o) Minimum Shadow Rating. The Borrower, BCC and the Master Agent Servicer shall, in consultation with the Agent, make a good faith effort to obtain a long-term shadow rating for the Advances from Moody’s (or, to the extent the Agent determines that such a shadow rating is not available from Moody’s, from Fitch) of not less than the Minimum Shadow Rating within one year of the Closing Date. In connection therewith, each such Brooke Party shall from time to time, upon the Agent’s request, (A) execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, such amendments or supplements to this Agreement and the other Related Documents as may be necessary to implement any reduction in the Maximum Advance Rate required in order to obtain the Minimum Shadow Rating; provided that in no event with the Maximum Advance Rate be reduced below 75% and (B) take such further action, in each case, as may be reasonably necessary (as determined by the Agent in consultation with such Brooke Parties), to obtain the Minimum Shadow Rating. In furtherance of the foregoing and thereafter from time to time as may be necessary, each of the Borrower, BCC and the Master Agent Servicer shall (A) cooperate with each applicable rating agency in connection with any review of the Related Documents which may be undertaken by such rating agency and (B) provide each rating agency with such information or access to such information as they may reasonably request in connection with any future review of the Minimum Shadow Rating. In the event the Borrower, BCC and the Master Agent Servicer, in consultation with the Agent, are unable to obtain the Minimum Shadow Rating from either Moody’s or Fitch within one year of the Closing Date, such Brooke Parties will make a good faith effort to obtain the Minimum Shadow Rating from Standard & Poor’s. Notwithstanding the foregoing, it is understood and agreed that, so long as the Borrower, BCC and the Master Agent Servicer make a good faith effort to obtain a Minimum Shadow Rating in accordance with the provisions of this paragraph, the failure to obtain such Minimum Shadow Rating will not constitute an Event of Default hereunder. The cost of obtaining a Minimum Shadow Rating shall be borne solely by the Seller.

(p) Covenants under Other Related Documents. Each Brooke Party will timely and fully perform, observe and comply with all of the provisions, covenants and other terms required to be performed or observed by it under each Related Document to which it is a party in accordance with its terms.

Section 5.02. Negative Covenants.

Until the Final Payout Date, each of the Borrower, BCC and the Parent agrees on behalf of itself that it will (and, in the case of the Parent, that it will cause the Master Agent to) perform and observe the covenants and agreements set forth in this Section 5.02.

(a) Name Change, Offices, Records and Books of Accounts; Jurisdiction of Organization. No Brooke Party will change its name, identity or corporate structure or relocate its chief executive office or jurisdiction of organization or any office where Records are kept unless it shall have: (i) given the Agent at least 30 days prior notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation. Neither the Borrower nor the Master Agent will change its jurisdiction of organization to a jurisdiction other than the State of Delaware. Neither the Seller nor the Parent will change its jurisdiction of organization to a jurisdiction outside of the United States.

(b) Change in Payment Instructions to Obligors. No Brooke Party will add or terminate any Trust Account relating to the Loans from those listed in Schedule II, or make any change in its instructions to Obligors or insurance companies regarding payments to be made to any Brooke Party or payments to be made to any Trust Account, unless (i) the Agent shall have received written notice of such addition, termination or change together with an amended Schedule II and (ii) with respect to any change relating to the Consolidated Receipts Trust Account or the Master Receipts Trust Account, such change shall have been approved in writing by the Agent.

(c) Modifications to Loan Documents and Credit and Collection Policy. No Brooke Party will make any change to the Credit and Collection Policy which would be reasonably likely to adversely affect the collectibility of any Loan in any material respect or decrease the credit quality of any newly created Loans in any material respect. No Brooke Party will make any material change to the Credit and Collection Policy without the prior consent of the Agent, which consent shall not be unreasonably withheld. Except as expressly permitted under the Sale and Servicing Agreement, no Brooke Party will extend, amend or otherwise modify the terms of any Loan or any Loan Document related thereto.

(d) Merger. (i) Except for acquisitions under the Sale and Servicing Agreement and Permitted Sale Transactions, the Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or any material part of its assets (whether now owned or hereafter acquired) to, or acquire all or any material part of the assets of, any Person. (ii) The Master Agent shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or any material part of its assets (whether now owned or hereafter acquired) to, or acquire all or any material part of the assets of, any Person. (iii) Neither the Seller nor the Parent shall merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated in the Sale and Servicing Agreement) all or any material part of its assets (whether now owned or hereafter acquired) outside of the ordinary course of business to any Person, or acquire all or any material part of the assets of any Person, or permit of any its Subsidiaries to do any of the foregoing, except that (i) any Subsidiary of the Parent (other than the Borrower and the Master Agent) may merge or consolidate with or transfer assets to or acquire assets from any other Subsidiary of the Parent (other than the Borrower and the Master Agent) and (ii) the Parent or any of its Subsidiaries (other than the Borrower and the Master Agent) may merge with or acquire all or any part of the assets of any other Person, provided in each case of clauses (i) and (ii) that (x)

immediately after giving effect to such proposed transaction, no Event of Default or Potential Event of Default would exist, (y) in the case of any such merger to which the Parent or the Seller is a party, the Parent or the Seller, as the case may be, is the surviving corporation and (z) no Loan acquired by the Seller or any of its Subsidiaries in connection with any such transaction shall be considered an Eligible Loan hereunder without the Agent’s prior written consent.

(e) Sales, Liens, Etc. The Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Collateral or any other asset of the Borrower or assign any right to receive income in respect thereof (in each case other than Permitted Liens), and the Borrower shall defend the right, title and interest of the Agent and the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower.

(f) Amendments to the Related Documents. The Borrower shall not, without the prior written consent of the Agent, (i) cancel or terminate any Related Document, (ii) give any consent, waiver, directive or approval under any Related Document, (iii) waive any default, action, omission or breach under any Related Document, or otherwise grant any indulgence thereunder, or (iv) amend, supplement or otherwise modify any of the terms of any Related Document.

(g) Nature of Business; Other Agreements. Neither the Borrower nor the Master Agent shall engage in any business or activity of any kind or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking other than (i) the transactions contemplated and authorized by this Agreement and the other Related Documents and (ii) in the case of the Master Agent, Term Securitizations that impose substantially the same obligations on the Master Agent as were imposed in the Term Securitizations effected prior to the Closing Date.

(h) Indebtedness. Neither the Borrower nor the Master Agent shall create, incur, guarantee, assume or suffer to exist any Indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement and the Sale and Servicing Agreement and, in the case of the Master Agent, under Term Securitizations satisfying the requirements set forth in Section 5.02(g) above, and (iii) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated in Section 5.01(k) of this Agreement.

(i) Amendments to Organizational Documents. Neither the Borrower nor the Master Agent shall amend its certificate of formation or limited liability company agreement in any material respect without the prior written consent of the Agent, provided that (x) the Borrower or the Master Agent will provide not less than five (5) Business Days’ prior written notice to the Agent of any such amendment and (y) no such amendment that requires the consent of the “Independent Director” of the Borrower or the Master Agent (as such term is defined in the limited liability company agreement of the Borrower or the Master Agent, as the case may be, as in effect on the date hereof) shall be made without the prior written consent of the Agent.

(j) Distributions and Investments. The Borrower will not make any loans or advances to or other investments in any other Person, or declare or pay any dividends or other distributions in respect of its membership interests, except that the Borrower may declare and pay dividends to the Seller if both before and after such declaration, payment or repayment, no Event of Default, Potential Event of Default or Termination Event is continuing or would result therefrom.

(k) Subsidiaries. Neither the Borrower nor the Master Agent shall establish, create or permit to exist any subsidiary.

Section 5.03. Financial Covenants. Until the Final Payout Date:

(a) The Parent agrees that it will maintain, at all times, a minimum stockholders equity (determined in accordance with GAAP) of not less than the sum of (i) $5,800,000, plus (ii) 75% of the cumulative positive Consolidated Net Income of the Parent for all fiscal quarters ending on or after the Closing Date (after adjustment for distributions to the Parent’s shareholders, and excluding any such fiscal quarter for which Consolidated Net Income was negative), plus (iii) 75% of all equity and subordinated debt issued or incurred by the Parent or any of its subsidiaries since the Closing Date.

(b) The Seller agrees that it will maintain, at all times, a minimum stockholders equity (determined in accordance with GAAP) of not less than the sum of (i) $6,000,000, plus (ii) 75% of the cumulative positive Consolidated Net Income of the Seller for all fiscal quarters ending on or after the Closing Date (after adjustment for distributions to the Parent as the Seller’s sole shareholder, and excluding any such fiscal quarter for which Consolidated Net Income was negative), plus (iii) 75% of all equity and subordinated debt issued or incurred by the Seller or any of its subsidiaries since the Closing Date.

(c) Each of the Seller and the Parent agrees that it will maintain, as at the end of each fiscal quarter, a positive Consolidated Net Income for the four fiscal quarter period then ending.

(d) For purposes of Sections 5.03(a) and (b), distributions to shareholders shall include, but are not limited to, any cash, stock or in-kind dividends and any other distributions to shareholders permitted by applicable law.

ARTICLE VI

EVENTS OF DEFAULT; MASTER AGENT SERVICER DEFAULTS; TERMINATION

EVENTS

Section 6.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) any Brooke Party shall fail to make any payment or deposit as and when required under this Agreement or any other Related Document and such failure shall remain unremedied for two Business Days; or

(b) a Program Deficiency shall occur and shall remain unremedied for two consecutive Business Days; or

(c) any representation, warranty, certification or statement made by any Brooke Party pursuant to or in connection with this Agreement or any other Related Document shall prove to have been incorrect in any material respect when made or deemed made; provided that if such breach is capable of being cured, then such breach will not constitute an Event of Default hereunder unless such breach remains unremedied for fifteen (15) Business Days after the earlier to occur of (x) the date on which such Brooke Party knows of such breach and (y) the date on which the Agent or any Secured Party notifies such Brooke Party of such breach; or

(d) the Parent or the Seller shall fail to perform or observe any term, covenant or agreement set forth in Section 5.03; or

(e) any Brooke Party shall fail to perform or observe any term, covenant or agreement hereunder or under any other Related Document (other than as referred to in paragraphs (a) and (d) above) and such failure shall remain unremedied for five Business Days after the earlier to occur of (x) the date on which such Brooke Party knows of such failure and (y) the date on which the Agent or any Secured Party notifies such Brooke Party of such failure; or

(f) (i) any Brooke Party shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Brooke Party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against a Brooke Party (but not instituted by such Brooke Party), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or (ii) any Brooke Party shall take any corporate or limited liability company action to authorize any of the actions set forth in clause (i) above in this subsection (f); or

(g) the Agent, for the benefit of the Secured Parties, shall, for any reason, fail to have a valid and perfected first priority security interest in all of the Collateral; or any Adverse Claims shall exist with respect to the Collateral other than Permitted Liens; or the Borrower shall, for any reason, fail to have a valid and perfected first priority ownership interest in each Loan and the Other Conveyed Property and Collections with respect thereto, free and clear of all Adverse Claims (other than Permitted Liens); or

(h) any Brooke Party or Affiliate of a Brooke Party shall fail to pay any Indebtedness in excess of $250,000 when due; or any Brooke Party or Affiliate of a Brooke Party shall default in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness in excess of $250,000 of any Brooke Party shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; provided that the failure of a Brooke Party or Affiliate of a Brooke Party to make a particular payment in respect of any such Indebtedness shall not constitute an Event of Default under this paragraph (h) if such Brooke Party’s or such Affiliate’s obligation to make such payment is being contested in good faith by appropriate proceedings and such Brooke Party or Affiliate has established appropriate reserves for such disputed payment in accordance with GAAP; or

(i) any default shall occur under the terms of, or otherwise in respect of, any agreement, security, note or certificate related to any Term Securitization (whether such Term Securitization was entered into before or after the Closing Date) and such default shall remain unremedied after the expiration of any applicable grace period with respect to such default; or

(j) a Master Agent Servicer Default or Master Agent Event of Default shall occur; or

(k) a Servicer Default shall occur and the Servicer is not immediately replaced by the Backup Servicer on the date on which such replacement is requested by the Agent; or

(l) there shall have been any material adverse change in the financial condition or operations of any Brooke Party since December 31, 2003, which in the judgment of the Agent, has or could reasonably be expected to have an adverse effect on the collectibility of the Loans or the ability of any Brooke Party to perform its obligations under any Related Document; or

(m) a Change of Control shall occur; or

(n) the Borrower or the Master Agent shall enter into any merger transaction without the prior written consent of the Agent; or any other Brooke Party shall enter into any merger transaction in violation of Section 5.02(d); or

(o) the annual audited financial statements for any Brooke Party are qualified in any material manner; or

(p) any Hedge Counterparty fails or ceases to be an Eligible Hedge Counterparty and such Hedge Counterparty is not replaced by an Eligible Hedge Counterparty under all Hedge Transactions to which it is a party within 30 days (or such longer period, not to exceed 60 days, as may be approved by any rating agency that has issued a Minimum Shadow Rating to the Agent in respect of the Advances) following the date on which such Hedge Counterparty ceased to be an Eligible Hedge Counterparty, such replacement to be made pursuant to documentation in form and substance reasonably satisfactory to the Agent; or

(q) the Borrower fails to maintain in full force and effect all Hedge Transactions required to be maintained by it pursuant to Section 2.06 or any “Event of Default” or “Termination Event” shall occur under any such Hedge Transaction with the Borrower as the “Defaulting Party” or “Affected Party”; or

(r) any two Key Employees shall cease to be actively employed by the Seller or shall cease to have primary responsibility for managing the operations of the Seller and shall not have been replaced by successors satisfactory to the Agent within 30 days; or

(s) the Performance Guaranty shall cease to be in full force and effect or the Parent shall so assert;

then, and in any such event, the Agent may by notice to the Borrower, declare the Termination Date to have occurred, whereupon all of the Obligations shall become immediately due and payable, except that, in the case of any event described in clause (f) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event and all of the Obligations shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon any such declaration or automatic occurrence, the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided to a secured party under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. The rights and remedies of a secured party which may be exercised by the Lender or the Agent pursuant to this Article VI shall include, without limitation, the right, without notice except as specified below, to solicit and accept bids for and sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any exchange, broker’s board or at any of the Lender or the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender or the Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, 10 Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and that it shall be commercially reasonable for the Lender or the Agent to sell the Collateral on an “as is” basis, without representation or warranty of any kind. Neither the Lender nor the Agent shall be obligated to make any sale of Collateral regardless of notice of sale having been given and may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. If the Termination Date is declared by the Agent as a result of an event of the type described in Section 6.01(l), the Borrower shall have the right to repay all Advances in full without any Prepayment Fee.

At any time following the occurrence of an Event of Default:

(i) At the Agent’s request and at the Borrower’s expense, each Brooke Party shall notify each Obligor of the Agent’s security interest in the Loans under this Agreement and direct that payments be made directly to the Agent or its designee;

(ii) At the Agent’s request and at the Borrower’s expense, each Brooke Party shall (A) assemble all of the documents, instruments and other Records (including, without limitation, computer tapes and disks) that evidence or relate to the Collateral, or that are otherwise necessary or desirable to collect the Collateral, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Collateral in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

Each Brooke Party hereby authorizes the Agent, and hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in place of such Brooke Party, following the occurrence and during the continuation of an Event of Default, to take any and all steps in such Brooke Party’s name and on behalf of such Brooke Party that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Collateral, including, without limitation, (i) endorsing such Brooke Party’s name on checks and other instruments representing Collections of Collateral, (ii) enforcing the Loans, the Other Conveyed Property and the Related Documents, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with therewith and to file any claims or take any action or institute any proceedings that the Agent (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the Borrower in respect of, the Loans and the Other Conveyed Property and the Related Documents.

Section 6.02. Master Agent Servicer Default. Each of the following events shall constitute a “Master Agent Servicer Default” hereunder:

(a) the Master Agent Servicer shall fail to make any payment, transfer or deposit (or, if applicable, to give instructions or notice to any other Person to make any payment, transfer or deposit) required under this Agreement or any other Related Document and such failure shall remain unremedied for two Business Days; or

(b) the Master Agent Servicer shall fail to perform or observe any material term, covenant or agreement hereunder or under any other Related Document (other than as referred to in paragraph (a)) and such failure shall remain unremedied for five (5) Business Days after the earlier to occur of (x) the date on which the Master Agent Servicer knows of such failure and (y) the date on which the Agent or any Secured Party notifies the Master Agent Servicer of such failure; or

(c) any representation, warranty, certification or statement made by the Master Agent Servicer pursuant to or in connection with this Agreement or any other Related Document shall prove to have been incorrect in any material respect when made or deemed made; provided that if such breach is capable of being cured, then such breach will not constitute a Master Agent Servicer Default hereunder unless such breach remains unremedied for thirty (30) days after the earlier to occur of (x) the date on which the Master Agent Servicer knows of such breach and (y) the date on which the Agent or any Secured Party notifies the Master Agent Servicer of such breach; or

(d) any Event of Default; or

(e) any Termination Event of the type described in Section 6.03(b), (d), (e) or (f).

Section 6.03. Termination Events. If any of the following events (each a “Termination Event”) shall occur:

(a) a Governmental Authority has directed that the activities of the Agent or the Lender, or any Affiliate of the Lender or the Agent, contemplated hereby be terminated (whether or not such direction has the force of law); or

(b) any Event of Default; or

(c) any Obligations shall remain outstanding as of the Program Maturity Date; or

(d) as at the end of any Monthly Period, the average of the Annualized Default Rates for such Monthly Period and the two immediately preceding Monthly Periods shall exceed 3.5%; or

(e) as at the end of any Monthly Period, the average of the Delinquency Rates for such Monthly Period and the two immediately preceding Monthly Periods shall exceed 6.0%; or

(f) as at the end of any Monthly Period, the average of the Estimated Annualized Net Loss Rates for such Monthly Period and the two immediately preceding Monthly Periods shall exceed 1.0%;

(g) as at the end of any Monthly Period, the average of the Actual Annualized Net Loss Rates for such Monthly Period and the two immediately preceding Monthly Periods shall exceed 1.0%;

(h) an Insurance Company Trigger shall have occurred and be continuing for two or more insurance companies;

(i) the Backup Master Agent Servicer shall have delivered a notice of resignation under the Backup Master Agent Servicing Agreement and shall not have been replaced with a successor Backup Master Agent Servicer satisfactory to the Agent in its sole discretion within 180 days of the date such notice is so delivered, or the Backup Master Agent Servicing Agreement shall otherwise cease to be in full force and effect;

then, and in any such event, the Agent may by notice to the Borrower, declare the Termination Date to have occurred, whereupon the Lender shall have no further obligation to make any Advances hereunder; provided, however, that if the Termination Event set forth in clause (d) occurs at any time when the Eligible Loan Balance is not more than $25,000,000, and such event occurs solely because a single Loan that has an Outstanding Principal Balance that is (i) not more than $1,000,000 and (ii) less than 4% of the Eligible Loan Balances becomes a Defaulted Loan, then such Termination Event shall be deemed not to have occurred, provided further, however, that if during the 12 month period following the occurrence of any such Termination Event that is deemed not to have occurred, any other Loan becomes a Defaulted Loan, then a Termination Event will be deemed to have occurred on the date such other Loan became a Defaulted Loan. If the Termination Date is declared by the Agent as a result of an event of the type described in Section 6.03(h) or (i), the Borrower shall have the right to repay all Advances in full without any Prepayment Fee.

ARTICLE VII

THE AGENT

Section 7.01. Authorization and Action. (a) By accepting the benefits of this Agreement, each Secured Party hereby designates and appoints DZ Bank to act as its agent hereunder and under each other Related Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Related Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Related Document, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Related Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Related Documents, the Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Brooke Party. The Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Related Document or applicable law. The appointment and authority of the Agent hereunder shall terminate on the Final Payout Date. Each Secured Party hereby authorizes the Agent to execute each of the Uniform Commercial Code financing statements, together with such other instruments or documents determined by the Agent to be necessary or desirable in order to perfect, evidence or more fully protect the interest of the Secured Parties contemplated hereunder, on behalf of such Secured Party (the terms of which shall be binding on such Secured Party). The Borrower may in any event act in accordance with the instructions of the Agent without further inquiry into the authority of the Agent to give such instructions.

(b) Without limiting the generality of the foregoing, the Agent is authorized (but not required) to act on behalf of the Secured Parties in connection with providing such instructions, approvals, waivers or consents as may from time to time be required hereunder or under the other Related Documents to permit or authorize or direct the Borrower to take or refrain from taking any action under the Related Documents; provided that the Agent may at any time, in its sole discretion, elect to refrain from providing any such instructions, approvals, waivers or consents until such time as it shall have received the consent thereto of the Lender.

Section 7.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Related Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 7.03. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Related Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by any Brooke Party contained in this Agreement, any other Related Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Related Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Related Document or any other document furnished in connection herewith or therewith, or for any failure of any Brooke Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article III, or for the perfection, priority, condition, value or sufficiency or any Collateral pledged in connection herewith. The Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Related Document, or to inspect the properties, books or records of any Brooke Party. The Agent shall not be deemed to have knowledge of any Event of Default, Servicer Default or Termination Event or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, Servicer Default or Termination Event, unless the Agent has received notice from the Borrower, the Servicer or a Secured Party.

Section 7.04. Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Brooke Party), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Secured Parties. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 7.05. Non-Reliance on Agent and Other Secured Parties. Each Secured Party expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Brooke Parties, shall be deemed to constitute any representation or warranty by the Agent. Each Secured Party represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Brooke Parties and made its own decision to enter into this Agreement, the other Related Documents and all other documents related hereto or thereto.

Section 7.06. Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Agent were not the Agent hereunder. With respect to the Obligations owing to the Agent hereunder, the Agent shall have the same rights and powers under this Agreement as any other Secured Party and may exercise the same as though it were not the Agent, and the term “Secured Party” shall include the Agent in its individual capacity.

Section 7.07. Successor Agent. The Agent may, upon five days’ notice to the Borrower and the Secured Parties, resign as Agent. If the Agent shall resign, then the Lender during such five-day period shall appoint from among the Secured Parties a successor agent. If for any reason no successor Agent is appointed by the Lender during such five-day period, then effective upon the termination of such five day period, the Lender shall perform all of the duties of the Agent hereunder. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Related Documents and the provisions of this Article VII and Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Related Documents.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Indemnities by the Borrower.

Without limiting any other rights which any Indemnified Party (as defined below) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify the Agent, the Lender, each Affected Party, each Hedge Counterparty and each other Secured Party and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent or the Lender) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or reasonably incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by any Secured Party of an interest in the Loans, excluding, however, Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Loans, regardless of whether reimbursement therefor would constitute recourse to the Borrower, but excluding Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of such Indemnified Party) relating to or resulting from:

(i) any representation or warranty made by any Brooke Party or the Servicer (or any officer of a Brooke Party or the Servicer) under or in connection with this Agreement, any Servicer’s Certificate, any Borrowing Base Certificate or any other Related Document or any other information or report delivered by any Brooke Party or the Servicer pursuant to any Related Document, which shall have been false or incorrect when made or deemed made;

(ii) the failure by any Brooke Party or the Servicer to comply with any applicable law, rule or regulation with respect to any Loan, Other Conveyed Property or Loan Documents related thereto, or the nonconformity of any Loan, Other Conveyed Property or Loan Documents related thereto with any such applicable law, rule or regulation;

(iii) any failure of any Brooke Party or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement, any other Related Document, any Loan Documents, or any other contract or agreement related to a Loan or Other Conveyed Property with respect thereto;

(iv) any damage suit or other claim arising out of or in connection with any transaction which is the subject of any Loan Document, any Loan or any Other Conveyed Property with respect thereto;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Loan (including, without limitation, a defense based on such Loan or the related Loan Documents not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim relating to a Loan,

(vi) the commingling of Collections at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Related Document, the transactions contemplated hereby or thereby, the use of the proceeds of Advances, the holding of the security interest created hereunder or any other investigation, litigation or proceeding relating to any Brooke Party, the Loans or Other Conveyed Property in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby;

(viii) any Event of Default described in Section 6.01(f);

(ix) any failure to vest and maintain vested in the Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral or the existence of any Adverse Claim upon or with respect to the Collateral; or

(x) any failure to vest and maintain vested in the Borrower legal and equitable title to, and ownership of, the Loans, the Other Conveyed Property and the Collections, free and clear of any Adverse Claim (other than Adverse Claims created pursuant to this Agreement); or any failure of the Borrower to give reasonably equivalent value to the Seller under the Sale and Servicing Agreement in consideration of the transfer by the Seller of any Loan or any Other Conveyed Property with respect thereto; or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

Notwithstanding anything to the contrary in this Agreement, solely for purposes of the indemnification obligations set forth in this Section 8.01, any representations, warranties and covenants made by any Brooke Party in this Agreement or the other Related Documents which are qualified by or limited to events or circumstances which have, or are reasonably likely to have, given rise to a Material Adverse Effect or are qualified or limited by other concepts of materiality, shall not be deemed to be so qualified or limited.

Section 8.02. Indemnities by BCC and Parent.

Without limiting any other rights which the Agent or the Lender may have hereunder or under applicable law, each of BCC and the Parent hereby agrees to indemnify each Indemnified Party and the Issuer from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or as a result of:

(i) any representation or warranty made by such Brooke Party (or any officer of such Brooke Party) under or in connection with this Agreement, any Servicer’s Certificate, any Borrowing Base Certificate or any other Related Document or any other information or report delivered by such Brooke Party pursuant to any Related Document, which shall have been false or incorrect when made or deemed made;

(ii) the failure by such Brooke Party to comply with any applicable law, rule or regulation with respect to any Loan, Other Conveyed Property or Loan Documents related thereto, or the nonconformity of any Loan, Other Conveyed Property or Loan Documents related thereto with any such applicable law, rule or regulation;

(iii) any failure such Brooke Party to perform its duties or obligations in accordance with the provisions of this Agreement, any other Related Document, any Loan Documents, or any other contract or agreement related to a Loan or Other Conveyed Property with respect thereto;

(iv) any damage suit or other claim arising out of or in connection with any transaction which is the subject of any Loan Document, any Loan or any Other Conveyed Property with respect thereto;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Loan (including, without limitation, a defense based on such Loan or the related Loan Documents not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim relating to a Loan,

(vi) the commingling by such Brooke Party of Collections at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Related Document, the transactions contemplated hereby or thereby, the use of the proceeds of Advances, the holding of the security interest created hereunder or any other investigation, litigation or proceeding relating to any Brooke Party, the Loans or Other Conveyed Property in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby;

(viii) any Event of Default described in Section 6.01(f) relating to such Brooke Party;

(ix) any failure to vest and maintain vested in the Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral or the existence of any Adverse Claim upon or with respect to the Collateral; or

(x) any failure to vest and maintain vested in the Borrower legal and equitable title to, and ownership of, the Loans, the Other Conveyed Property and the Collections, free and clear of any Adverse Claim (other than Adverse Claims created pursuant to this Agreement); or any failure of the Borrower to give reasonably equivalent value to the Seller under the Sale and Servicing Agreement in consideration of the transfer by the Seller of any Loan or any Other Conveyed Property with respect thereto; or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

Notwithstanding anything to the contrary in this Agreement, solely for purposes of the indemnification obligations set forth in this Section 8.02, any representations, warranties and covenants made by any Brooke Party in this Agreement or the other Related Documents which are qualified by or limited to events or circumstances which have, or are reasonably likely to have, given rise to a Material Adverse Effect or are qualified or limited by other concepts of materiality, shall not be deemed to be so qualified or limited.

Section 8.03. Other Costs and Expenses.

Subject to Section 5.01(d), the Borrower shall pay to the Agent and the Lender on demand and, if requested by the Borrower, presentation of reasonable documentation therefor all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement and the other Related Documents, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the reasonable and documented cost of the Lender’s auditors auditing the books, records and procedures of the Servicer, the Backup Servicer, the Backup Master Agent Servicer and the Brooke Parties, reasonable and documented fees and out-of-pocket expenses of legal counsel for the Lender and the Agent (which counsel may be employees of the Lender or the Agent) with respect thereto and with respect to advising the Lender and the Agent as to their respective rights and remedies under this Agreement, all rating agency fees incurred by or on behalf of the Lender (including, without limitation, any rating agency fees incurred for the purpose of obtaining a “shadow rating” of the Advances from any rating agency before or after closing) and any fees and expenses incurred in connection with any background check referred to in Section 5.01(d). The Borrower shall pay to the Agent on demand and, if requested by the Borrower, presentation of reasonable documentation therefor any and all costs and expenses of the Agent and the Lender, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, BCC, the Parent, the Agent and the Lender, and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower, BCC or the Parent shall be effective without the written concurrence of the Agent and the Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth as follows: (i) if to the Borrower: Brooke Credit Funding, LLC, 10950 Grandview Drive, Suite 600 Overland Park, Kansas 66210, Attention: President, Facsimile: (913) 339-6328, Telephone: (913) 661-0123, or specified in the Borrower’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto; (ii) if to the Seller: Brooke Credit Corporation, 10950 Grandview Drive, Suite 600 Overland Park, Kansas 66210, Attention: President, Facsimile: (913) 339-6328, Telephone: (913) 661-0123, or specified in the Seller’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto; (iii) if to the Master Agent Servicer: Brooke Corporation, 10950 Grandview Drive, Suite 600 Overland Park, Kansas 66210, Attention: President, Facsimile: (913) 339-6328, Telephone: (913) 661-0123, or specified in the Master Agent Servicer’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto; (iv) if to the Agent: DZ BANK AG Deutsche Zentral-Genossenschaftsbank, New York, Branch, 609 5th Avenue, New York, New York 10017-1021, Attention: Asset Securitization Group, Facsimile: (212) 745-1651, Confirmation No.: (212) 745-1656, or specified in the Agent’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto; (v) if to the Lender: Autobahn Funding Company LLC, c/o DZ BANK AG Deutsche Zentral-Genossenschaftsbank, New York, Branch, 609 5th Avenue, New York, New York 10017-1021, Attention: Asset Securitization Group, Facsimile: (212) 745-1651, Confirmation No.: (212) 745-1656, or specified in the Lender’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (x) notice by mail, five days after being deposited in the United States mails, first-class postage prepaid, (y) notice by facsimile copy, when verbal communication of receipt is obtained or (z) in the case of personal delivery or overnight mail, when delivered, except that notices and communications pursuant to Article II shall not be effective until received.

Section 9.03. No Waiver; Remedies. No failure on the part of the Agent or the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Borrower, BCC, the Parent, the Agent, the Lender and their respective successors and permitted assigns. This Agreement and the Lender’s rights and obligations hereunder and interest herein shall be assignable in whole or in part (including, without limitation, by way of the sale of participation interests therein) by the Lender and its successors and assigns. None of the Borrower, BCC or the Parent may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Lender and the Agent. The parties to each assignment or participation made by the Lender pursuant to this Section 9.04 shall execute and deliver to the Agent for its acceptance and recording in its books and records, an Assignment and Acceptance or a participation agreement or other transfer instrument reasonably satisfactory in form and substance to the Agent. Each such assignment or participation shall be effective as of the date specified in the applicable Assignment and Acceptance or other agreement or instrument only after the execution, delivery, acceptance and recording as described in the preceding sentence. The Agent shall notify the Borrower of any assignment or participation thereof made pursuant to this Section 9.04. Subject to Section 9.11, the Lender may, in connection with any assignment or participation or any proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Brooke Parties and the Collateral furnished to the Lender by or on behalf of the Brooke Parties, the Servicer or any other Person.

Section 9.05. Term of This Agreement. This Agreement, including, without limitation, each Brooke Party’s obligation to observe its covenants set forth in Article V, shall remain in full force and effect until the Final Payout Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by any Brooke Party pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article IX and the provisions of Sections 9.09, 9.10, 9.11, 9.13 and 9.14 shall be continuing and shall survive any termination of this Agreement.

Section 9.06. Governing Law; Jury Waiver.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 9.07. Consent to Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR, TO THE EXTENT SUCH COURT LACKS JURISDICTION, THE COURTS OF THE STATE OF NEW YORK, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 9.07 SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

Section 9.08. Further Assurances. If any Brooke Party fails to perform any of its obligations hereunder, the Agent or the Lender may (but shall not be required to) perform, or cause performance of, such obligation; and the Agent’s or the Lender’s reasonable costs and expenses incurred in connection therewith shall be payable by such Brooke Party. Each of the Borrower and the Seller irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of the Borrower or the Seller (i) to execute on behalf of the Borrower or the Seller as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Agent in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Agent in the Collateral. This appointment is coupled with an interest and is irrevocable. The Borrower hereby authorizes the Agent to file one or more financing statements against the Borrower in such jurisdictions as the Agent may select identifying the collateral as “all assets”, “all property” or words of similar import.

Section 9.09. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Lender, the Agent or a Secured Party, no claim may be made by any Brooke Party or any other Person against the Lender, the Agent, any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower, BCC and the Parent (on behalf of itself and all of its Subsidiaries and Affiliates) hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The provisions of this Section 9.09 shall survive the termination of this Agreement.

Section 9.10. No Proceedings. Each of the parties hereto (other than the Lender) hereby agrees that it will not institute against, or join any other Person in instituting against, the Lender any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by the Lender shall be outstanding or there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding. The provisions of this Section 9.10 shall survive the termination of this Agreement.

Section 9.11. Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Lender as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Lender or any incorporator, affiliate, stockholder, officer, employee or director of the Lender or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Lender contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company obligations of the Lender, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Lender or any organizer, member, affiliate, officer, employee or director of the Lender or of any such administrator, as such, or any other them, under or by reason of any of the obligations, covenants or agreements of the Lender contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Lender and each organizer, member, affiliate, officer, employee or director of the Lender or of any such administrator, or any of them, for breaches by the Lender of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 9.11 shall survive the termination of this Agreement.

Section 9.12. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Related Documents executed as of the date hereof to which the Agent is a party.

Section 9.13. Confidentiality.

(a) Each of the Borrower, BCC and the Parent shall maintain and shall cause each of its Affiliates, employees and officers and agents to maintain the confidentiality of this Agreement and the other Related Documents and the other confidential proprietary information with respect to the Agent and the Lender and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein and therein, except that the Borrower, BCC and the Parent and their respective Affiliates, officers and employees may disclose such information (i) to any rating agency or to such Brooke Party’s external accountants and attorneys, (ii) to any Person that is proposed to be an investor in any Brooke Party or a party to any prospective merger or consolidation or asset purchase with a Brooke Party who agrees to hold such information confidential in accordance with the terms of this Section 9.13 and (iii) as required by any applicable law or order of any judicial or administrative proceeding. In addition, each Brooke Party may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(b) The Agent and the Lender shall maintain and shall cause each of its employees and officers and agents to maintain the confidentiality of all confidential proprietary information with respect to the Brooke Parties and their businesses obtained by them in connection with the structuring, negotiating and execution of the transactions contemplated herein and therein to the extent such information has been identified as being confidential; provided that any such information may be disclosed (i) to the Agent, the Lender and the other Secured Parties by each other, (ii) by the Agent, the Lender or any other Secured Party to any prospective or actual assignee or participant of any of them who agrees to hold such information confidential in accordance with the terms of this Section 9.13, (iii) by the Agent to any rating agency, provided that such disclosure is made to such rating agency in a manner consistent with the Agent’s general practices for disclosing confidential information to such rating agency, (iv) by the Agent to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Lender or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which DZ Bank acts as the administrative agent and (v) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided that each such Person described in clause (iv) above is informed of the confidential nature of such information in a manner consistent with the practice of the Agent for making such disclosure generally to Persons of such type and has agreed to hold such information confidential on terms substantially similar in substance to those set forth in this Section 9.13. In addition, the Secured Parties and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 9.14. Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, the Lender shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless the Lender has received funds which may be used to make such payment and which funds are not required to repay commercial paper notes issued by the Lender when due. Any amount which the Lender does not pay hereunder pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Lender for any such insufficiency. The provisions of this Section 9.14 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BROOKE CREDIT FUNDING, LLC

By	/s/ Michael Lowry
Name	Michael Lowry
Title	President

SELLER:

BROOKE CREDIT CORPORATION

By	/s/ Michael Lowry
Name	Michael Lowry
Title	President

MASTER AGENT SERVICER:

BROOKE CORPORATION

By	/s/ Robert D. Orr
Name	Robert D. Orr
Title	Chief Executive Officer

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, as Agent

By	/s/ Patrick Preece
Name	Patrick Preece
Title	VP

By	/s/ Vincent Salerno
Name	Vincent Salerno
Title	VP

AUTOBAHN FUNDING COMPANY LLC, as Lender

By: DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, its Attorney-in-Fact

By	/s/ Patrick Preece
Name	Patrick Preece
Title	VP

By	/s/ Vincent Salerno
Name	Vincent Salerno
Title	VP

SCHEDULE I TO CREDIT AND SECURITY AGREEMENT

ELIGIBILITY CRITERIA; PERFECTION REPRESENTATIONS

A. Eligibility Criteria

“Eligible Loan” means, at any time, a Loan made to a Franchise Agent that satisfies each of the following criteria:

(i) such Loan, and each related Loan Document, constitutes the legal, valid and binding obligation of each related Obligor, enforceable against each such Obligor in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions in the Loan Documents may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in the foregoing clauses (a) and (b)) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially and adversely interfere with the Borrower’s realization of the principal benefits and/or security provided thereby. All parties to such Loan, and each related Loan Document, had full legal capacity to execute and deliver such Loan and such Loan Documents and to grant the security interest purported to be granted thereby;

(ii) such Loan was originated in the ordinary course of the Seller’s business in accordance with and through the application of the Credit and Collection Policy and the Seller’s standard credit underwriting procedures;

(iii) such Loan accrues interest at (i) in the case of an Existing Loan, a rate per annum equal to or greater than the sum of (1) the “prime rate” published in the “Money Rates” section of the Wall Street Journal as of the first Business Day of the current calendar year plus (2) 3.00% or (ii) in the case of any Additional Loan, a floating rate per annum equal to or greater than (a) the sum of (1) the “prime rate” most recently published in the “Money Rates” section of the Wall Street Journal or, if such rate ceases to be published, the Base Rate plus (2) 3.00%, (b) one-month LIBOR plus a spread acceptable to the Agent or (c) an equivalent monthly adjustable interest rate acceptable to the Agent;

(iv) such Loan (a) has not had any of its terms, conditions or provisions amended, modified, waived or rescinded other than in compliance with the Credit and Collection Policy, (b) has not been restructured for credit reasons at any time, (c) has not been satisfied, subordinated or rescinded and (d) has not had any material collateral securing such Loan released from the lien granted by the related Loan Documents, other than, in the case of (b) and (d) of this clause (iv), other Permitted Loan Modifications described in clauses (b) and (d) of the definition thereof;

(v) such Loan does not provide for substitution, exchange or addition of assets, the effect of which would be to reduce or extend payments due under such Loan;

(vi) such Loan is payable in equal monthly installments (with all accrued interest being payable in full each month), which monthly installments will fully amortize such Loan over its term;

(vii) none of such Loan, any related Loan Document, the sale of the related collateral security for such Loan, the sale of any related insurance products or any related service contract, contravenes in any material respect any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy or usury) and none of the Loan Documents were created, solicited or entered into in violation of any such law, rule or regulation in any material respect;

(viii) such Loan and the related Loan Documents are not subject to, nor has there been asserted, any litigation or any right of rescission, set off, counterclaim or other defense of the related Obligor;

(ix) such Loan is not a Defaulted Loan and, as of the date such Loan is first included in the Collateral, such Loan is not a Delinquent Loan and is not a Loan that has been placed on “watch” pursuant to the Credit and Collection Policy;

(x) such Loan has an original term to maturity of not more than 180 months;

(xi) as of the date such Loan is first included in the Collateral, and after giving effect to such inclusion, the Weighted Average Life of all Eligible Loans does not exceed seven (7) years;

(xii) such Loan has an original principal balance less than or equal to $1,500,000;

(xiii) the Outstanding Principal Balance of such Loan does not exceed 90% of the most recently calculated Agency Market Value of the Agency’s Assets securing such Loan;

(xiv) no Obligor on such Loan (a) is a Governmental Authority, (b) is an Affiliate of any Brooke Party or (c) is the subject of any Insolvency Event;

(xv) such Loan is denominated and payable only in United States dollars in the United States by an Obligor located in the United States and is governed by the law of a jurisdiction within the United States;

(xvi) such Loan constitutes “tangible chattel paper,” an “instrument” or a “payment intangible” within the meaning of Article 9 of the UCC of all applicable

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jurisdictions, there is only one original of any such chattel paper or instrument and such original is in the possession of the Custodian;

(xvii) (A) such Loan is secured by a valid and perfected security interest in substantially all the assets of the related Franchise Agent (including, without limitation, such Franchise Agent’s rights under the related Franchise Agreement and all rights of such Franchise Agent in and to Sales Commissions), which security interest is a first priority security with respect to any such assets in which a security interest can be created under Article 9 of the UCC of the applicable jurisdiction, (b) no further action is required under the UCC to continue the perfected status of such security interest against creditors of and transferees from the original Obligor and (c) there are no Adverse Claims, except for Permitted Liens, prior or subordinate to, or equal with, the security interest of the Seller and its assigns in the collateral securing such Loan;

(xviii) the related Obligor has paid in full all expenses in connection with the maintenance and operation of the related insurance agency, including, without limitation, property insurance and taxes;

(xix) the Loan Documents relating to such Loan include a Collateral Preservation Agreement, a Franchise Agreement, a Lender Protection Addendum, a Loan Agreement and a Receipts Trust Agreement substantially in the forms attached hereto as Exhibits B, C, D, E and F, respectively, or otherwise approved by the Agent in writing (which approval shall not be unreasonably withheld);

(xx) the Loan Documents relating to such Loan (a) require the related Franchise Agent to continue to make all scheduled payments originally due under such Loan notwithstanding the occurrence of any casualty loss with respect to the assets of such Franchise Agent and (b) incorporate customary and enforceable provisions permitting the holder of such Loan to accelerate the maturity date thereof and to enforce its security interest in the collateral securing such Loan upon the occurrence of an event of default thereunder (after giving effect to any applicable grace period), and the Borrower, and its respective successors and assigns, shall be entitled to enforce all such rights under the related Loan Documents;

(xxi) all of the representations and warranties set forth in Sections 4.01(p) and 4.01(q) of this Agreement and in Part B of this Schedule I with respect to such Loan and the Other Conveyed Property with respect thereto are true and correct,

(xxii) none of the Loan Agreement under which such Loan arises, any other Loan Document related to such Loan or any applicable law, rule or regulation applicable to such Loan or such Loan Documents (a) requires the consent of any party to the transfer, sale or assignment of such Loan or the rights of the Seller (or its assignees) under any Loan Document (unless such consent shall have been obtained) or (b) contains a confidentiality provision that purports to restrict the ability of the Borrower, the Agent or the Lender to exercise its rights under any Related Document, including, without limitation, its right to review all Loan Documents;

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(xxiii) the Master Agent is the “agent of record” for all insurance policies issued by or through the related Franchise Agent and has the right to receive all Sales Commissions arising in connection with the sale or renewal of insurance products through such Franchise Agent;

(xxiv) such Loan is a “closed-end loan” and the related Loan Documents do not provide for any further extensions of credit;

(xxv) the Seller and each other Affiliate of the Seller at any time owning an interest in, or servicing, such Loan had all licenses and permits necessary to originate, own and/or service, as applicable, such Loan;

(xxvi) a complete Custodian File for such Loan has been delivered to the Custodian and the Agent has received a Custodian Receipt certifying such receipt;

(xxvii) the information with respect to such Loan set forth in the Schedule of Loans has been produced from the Electronic Ledger and is true and correct in all material respects as of the close of business on the date such Loan is first included in the Collateral;

(xxviii) no selection procedures having an adverse effect on the Borrower, the Lender or the Agent have been utilized in selecting the Loans from those loans owned by the Seller which met the eligibility criteria specified herein;

(xxix) such Loan was originated by the Seller without fraud or material misrepresentation on the part of the Seller or any Affiliate thereof;

(xxx) such Loan is not assumable by another Person in a manner which would release the Obligor thereof from such Obligor’s obligations with respect to such Loan;

(xxxi) neither the Seller nor any Affiliate thereof has done anything to convey any right to any Person (other than the Borrower, the Lender or the Agent) that would result in such Person having a right to payments due under such Loan or otherwise to impair the rights of the Borrower, the Agent or the Lender in such Loan or the proceeds thereof, and prior to the sale by the Seller of its interest in the Loans and the Other Conveyed Property with respect thereto to the Borrower, neither the Seller nor the Borrower had any constructive or actual knowledge that its interest in such Loans or Other Conveyed Property were subject to the actual or claimed interest of any Person (which were not released or subordinate to such interest) other than the ownership interest of the related Obligor and Permitted Liens;

(xxxii) as of the date such Loan is first included in the Collateral, except for payment delinquencies continuing for a period of not more than 15 days as of such date, no default, breach, violation or event permitting acceleration under the terms of such Loan has occurred; to Seller’s knowledge no continuing condition that with notice or the lapse of time would constitute a default, breach, violation, or event permitting

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acceleration under the terms of such Loan has arisen; neither Seller nor any Affiliate thereof shall waive or has waived any of the foregoing; and no collateral securing such Loan shall have been repossessed as of such date;

(xxxiii) the Seller has caused the portions of its Electronic Ledger relating to such Loan to be clearly and unambiguously marked to show that such Loans has been sold to the Borrower in accordance with the terms of the Sale and Servicing Agreement and a security interest therein has been granted by the Borrower to the Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement;

(xxxiv) all Obligors are enrolled in the Brooke Corporation “master agent program;”

(xxxv) such Loan was entered into with and executed by an officer or director of the Obligor, and is either a full recourse loan to such officer or director or the payment in full of such Loan is guaranteed by such officer or director; and

(xxxvi) the Seller has not made and will not make any other loans to the related Obligor (or to any Person that is an Affiliate of such Obligor, or in which such Obligor otherwise has a direct or indirect interest) unless (A) such other loan is subordinated to the Loan included in the Collateral pursuant to the Subordination Agreement or (B) the Agent shall have received evidence reasonably satisfactory to it that (1) each such other loan is either subject to the Intercreditor Agreement or is an Eligible Loan and (2) the loan-to-value ratio of each such other loan is equal to or lower than the loan-to-value ratio of the Loan included in the Collateral (with such loan-to-value ratio being determined, in each case, based on the ratio that the outstanding principal balance of such loan bears to the Agency Market Value of the Agency’s Assets securing such loan).

Notwithstanding the foregoing, from and after February 28, 2005, no Existing Loan may be considered an Eligible Loan.

B. Additional UCC Representations

1. Lawful Assignment. No Loan has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Loan to the Borrower under the Sale and Servicing Agreement or the grant of a security interest in such Loan under this Agreement shall be unlawful, void, or voidable. None of the Brooke Parties nor any of their respective Affiliates has entered into any agreement with any account debtor that prohibits, restricts or conditions the assignment of any portion of the Loans.

2. All Filings Made. All filings or other action (including, without limitation, UCC filings) necessary in any jurisdiction to give the Borrower a first priority perfected ownership interest in the Loans and the Other Conveyed Property and to give the Agent a first priority perfected security interest in the Collateral have been made.

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3. Tax Liens. As of the date on which any Loan is first included in the Collateral, there is no lien against any collateral, if any, securing such Loan for delinquent taxes.

4. Creation. The Sale and Servicing Agreement creates a valid and continuing security interest (as defined in UCC Section 1-201) in the Loans in favor of the Borrower which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller; and this Agreement creates a valid and continuing security interest in the Loans in favor of the Agent (for the benefit of the Secured Parties), which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Borrower.

5. Good Title. No Loan has been sold, transferred, assigned, or pledged by the Seller or any Affiliate thereof to any Person other than directly to the Borrower pursuant to the Sale and Servicing agreement. Immediately prior to the transfer and assignment contemplated by the Sale and Servicing Agreement, the Seller had good and marketable title to each Loan, and was the sole owner thereof, free and clear of all Adverse Claims (except for those released on or before the date on which such Loan first became a Loan and Permitted Liens) and, immediately upon the transfer thereof to the Borrower under the Sale and Servicing Agreement, the Borrower shall have acquired good and marketable title to each such Loan, and will be the sole owner thereof, free and clear of all Adverse Claims (other than Permitted Liens), and the transfer has been perfected under the UCC. No Person has a participation in, or other right to receive, proceeds of any Loan except as provided in this Agreement. Neither the Seller nor any Affiliate thereof has taken any action to convey any right to any Person, other than the Borrower, the Agent or the Master Agent, that would result in such Person having a right to payments due under such Loan.

6. Perfection. Each of the Seller and the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Loans from the Seller to the Borrower and the security interest in the Loans granted by the Borrower to the Agent (for the benefit of the Secured Parties) under this Agreement.

7. No Other Interest. Other than the transfer of the Loans to Borrower under the Sale and Servicing Agreement and the security interest granted to the Agent (for the benefit of the Secured Parties) pursuant to this Agreement, none of the Borrower, the Seller or any of their respective Affiliates has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Loans (unless such interest has been released). None of the Borrower, the Seller or their Affiliates has authorized the filing of, or is aware of any financing statements there against that include a description of collateral covering the Loans other than any financing statement relating to the sale to the Borrower under the Sale and Servicing Agreement or the security interest granted to the Agent (for the benefit of the Secured Parties) under this Agreement or that has been released or terminated or is a Permitted Lien.

8. No Notations. None of the tangible chattel paper or instruments that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Borrower and the Agent (for the benefit of the Secured Parties).

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